Exhibit 4.14

CREDIT AGREEMENT
BETWEEN
LEGACY ENERGY, INC.
AND
TEXAS CAPITAL BANK, N.A.
June 23, 2008

REVOLVING LINE OF CREDIT AND LETTER
OF CREDIT FACILITY OF UP TO $50,000,000

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LIST OF SCHEDULES

Schedule 4.8	—	Liabilities and Litigation
Schedule 4.5		Title to Oil and Gas Properties
Schedule 4.12	—	Environmental Matters
Schedule 4.16	—	Refunds
Schedule 4.17	—	Gas Contracts
Schedule 4.19	—	Casualties
LIST OF EXHIBITS

Exhibit I	—	Form of Note
Exhibit II	—	Form of Borrowing Request
Exhibit III	—	Form of Compliance Certificate
Exhibit IV	—	Form of Opinion of Counsel

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CREDIT AGREEMENT
     This CREDIT AGREEMENT is made and entered into the 23rd day of June, 2008, by and between LEGACY ENERGY, INC., a Delaware corporation (the “Borrower”), and TEXAS CAPITAL BANK, N.A., a national banking association (the “Lender”).
WITNESSETH:
     In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     1.1 Terms Defined Above. As used in this Credit Agreement, each of the terms “Borrower” and “Lender” shall have the meaning assigned to such term hereinabove.
     1.2 Additional Defined Terms. As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section or in Sections referred to in this Section, unless the context otherwise requires:
     “Additional Amount” shall have the meaning set forth for such term in Section 2.8.
     “Additional Costs” shall mean costs which the Lender determines are attributable to its obligation to make or its making or maintaining any LIBO Rate Loan, or any reduction in any amount receivable by the Lender in respect of any such obligation or any LIBO Rate Loan, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to the Lender under this Agreement or the Note in respect of any LIBO Rate Loan (other than taxes imposed on the overall net income of the Lender or its Applicable Lending Office (including franchise or similar taxes) for any such LIBO Rate Loan), (b) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirements (other than the Reserve Requirement utilized in the determination of the Adjusted LIBO Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender (including LIBO Rate Loans and Dollar deposits in the London interbank market in connection with LIBO Rate Loans), or the Commitment of the Lender, or the London interbank market or (c) imposes any other condition affecting this Agreement or the Note or any of such extensions of credit, liabilities or the Commitment.
     “Adjusted Base Rate” shall mean, for any Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Lender to be the greater of (a) the Base Rate and (b) the Federal Funds Rate, such rate to be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate exceed the Highest Lawful Rate.
     “Adjusted LIBO Rate” shall mean, for any Interest Period for any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Lender to be equal to the quotient of (a) the sum of the LIBO Rate for such Interest Period for such Loan divided by (b) the remainder of 1.00 minus the Reserve Requirement for such Loan for such Interest Period, such rate to be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate exceed the Highest Lawful Rate.
     “Affiliate” shall mean, as to any Person, any other Person directly or indirectly, controlling, or under common control with, such Person and includes any “affiliate” of such Person within the meaning of Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, with “control,” as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.
     “Agreement” shall mean this Credit Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.
     “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.
     “Applicable Commitment Fee Percentage” shall mean a per annum rate equal to 0.25%.
     “Applicable Lending Office” shall mean, for the Lender and type of Loan, the lending office of the Lender (or an Affiliate of the Lender) designated for such type of Loan on the signature pages hereof or such other office of the Lender (or an Affiliate of the Lender) as the Lender may from time to time specify to the Borrower as the office by which its Loans of such type are to be made and maintained.
     “Applicable Margin” shall mean on any day and as to each LIBO Rate Loan or Base Rate Loan under the Facility, as the case may be, outstanding on such day the amount determined by reference to the following table:

	Applicable Margin
Borrowing Base Utilization	LIBO Rate Loans	Base Rate Loans
≥75%	2.50%	0.00%
≥50%, but <75%	2.25%	0.00%
≥25%, <50%	2.00%	0.00%
<25%	1.75%	0.00%
     “Approved Fund” shall mean any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for the Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) the Lender, (ii) an Affiliate of the Lender or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages the Lender.
     “Approved Hedge Counterparty” shall mean the Lender or an Affiliate of the Lender or other counterparties acceptable to the Lender.
     “Available Commitment” shall mean, at any time, an amount equal to the remainder, if any, of (a) the Commitment Amount in effect at such time minus (b) the sum of the Loan Balance at such time plus the L/C Exposure at such time.
     “Base Rate” shall mean the interest rate announced by the Lender from time to time as its general reference rate of interest, which Base Rate shall change upon any change in such announced or published general reference interest rate and which Base Rate may not be the lowest interest rate charged by the Lender.
     “Base Rate Loan” shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bear interest on the basis of the Adjusted Base Rate, or which pursuant to the terms hereof is otherwise required to bear interest on the basis of the Adjusted Base Rate.
     “Blocked Person” shall have the meaning assigned to such term in Section 4.22.
     “Borrowing Base” shall mean, at any time, the amount determined as such by the Lender and then in effect in accordance with the provisions of Section 2.10.

     “Borrowing Base Utilization” shall mean (a) the sum of (i) the Loan Balance plus (ii) the L/C Exposure divided by (b) the Borrowing Base then in effect.
     “Borrowing Request” shall mean each written request, substantially in the form attached hereto as Exhibit II, by the Borrower to the Lender for a borrowing under the Facility, each of which shall be irrevocable, absent written agreement of the Lender, which written agreement may be expressly conditioned on the payment of a fee by the Borrower to the Lender and shall::
     (a) be signed by a Responsible Officer of the Borrower;
     (b) specify the amount and type of the Loan requested or to be converted and the date of the borrowing or conversion (which shall be a Business Day); and
     (c) when requesting a Base Rate Loan, be delivered to the Lender no later than 2:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, on the Business Day preceding the requested borrowing or conversion; and
     (d) when requesting a LIBO Rate Loan, be delivered to the Lender no later than 2:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, the third Business Day preceding the requested borrowing or conversion and designate the Interest Period requested with respect to such Loan.
     “Business Day” shall mean a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas and, with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
     “Business Entity” shall mean a corporation, partnership, joint venture, limited liability company, joint stock association, business trust, or other business entity.
     “Closing” shall mean the establishment of the Facility.
     “Closing Date” shall mean the effective date of this Agreement.
     “Collateral” shall mean the Mortgaged Properties and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations, including any Property that was considered in determining or redetermining the Borrowing Base and expressly including “as extracted collateral” as defined in the Uniform Commercial Code of any applicable state.
     “Commitment” shall mean the obligation of the Lender to make Loans to or for the benefit of the Borrower and to issue Letters of Credit, all pursuant to Section 2.1.
     “Commitment Amount” shall mean, subject to the applicable provisions of this Agreement, at any time, the lesser of (a) the Facility Amount and (b) the Borrowing Base in effect at such time.
     “Commitment Fees” shall mean the fees payable to the Lender by the Borrower pursuant to the provisions of Section 2.13.
     “Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Commitment Termination Date.
     “Commitment Termination Date” shall mean the earlier of (a) June ___, 2011 and (b) the date the Commitments are terminated pursuant to Section 7.2.
     “Commodity Hedge Agreements” shall mean crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection or hedge agreements designed to protect against fluctuations in commodity prices.
     “Commonly Controlled Entity” shall mean any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.
     “Compliance Certificate” shall mean each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of the Borrower and furnished to the Lender from time to time in accordance with the provisions of Section 5.2 or Section 5.3, as the case may be.
     “Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     “Current Assets” shall mean all assets which would, in accordance with GAAP, be included as current assets on a balance sheet of the Borrower as of the date of calculation, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP, including the then Available Commitment within current assets, but excluding non-cash derivative current assets arising from Commodity Hedge Agreements.
     “Current Liabilities” shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities on a balance sheet of the Borrower as of the date of calculation, but excluding current maturities in respect of the Obligations, both principal and interest, and non-cash derivative current liabilities arising from Commodity Hedge Agreements.
     “Default” shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.
     “Default Rate” shall mean a daily interest rate equal to the per annum interest rate equal to the Floating Rate for each relevant day plus three percent (3%) converted to a daily rate on the basis of a year of 365 or 366 days, as the case may be, and the rate so determined for each relevant day being applied on the basis of actual days elapsed (including the first day, but excluding the last day) during the period for which interest is payable at the Default Rate, but in no event shall the Default Rate exceed the Highest Lawful Rate.
     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “EBITDA” shall mean, for any period, Net Income for such period plus each of the following for such period, in each case to the extent deducted in the determination of Net Income for such period: (a) Interest Expense, (b) Taxes, (c) depreciation, (d) depletion, (e) amortization and (f) other non-cash expenses, and minus non-cash credits for such period included in the determination of Net Income for such period.
     “Environmental Complaint” shall mean any written complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority with jurisdiction over such environmental matter with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the

Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the business conducted thereon, which could give rise or reasonably be expected to give rise to a violation of an Environmental Law.
     “Environmental Laws” shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the regulations thereunder and interpretations thereof.
     “Event of Default” shall mean any of the events specified in Section 7.1.
     “Excluded Taxes” means, with respect to any and all payments to the Lender or any other recipient of any payment to be made by or on account of any Obligation, net income taxes, branch profits taxes, franchise and excise taxes (to the extent imposed in lieu of net income taxes), and all interest, penalties and liabilities with respect thereto, imposed on the Lender.
     “Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Facility” shall mean the credit facility extended to the Borrower pursuant to this Agreement.
     “Facility Amount” shall mean $50,000,000, as modified from time to time to give effect to any written request of the Borrower (any such request being irrevocable, absent written agreement of the Lender, which written agreement may be expressly conditioned on the payment of a fee by the Borrower to the Lender) for a reduction in the then existing Facility Amount; provided, however, the Borrower shall not be entitled to any such reduction to an amount less than the sum of the then existing Loan Balance and L/C Exposure.
     “Federal Funds Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas, Texas, on the Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender.
     “Financial Statements” shall mean statements of the financial condition of the Borrower as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, shareholder’s equity and cash flows and, when required, if at all, by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized or regionally-recognized firm of independent certified public accountants or other independent certified public accountants reasonably acceptable to the Lender and footnotes to any of the foregoing, all of which, unless otherwise indicated, shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal year.
     “Floating Rate” shall mean a daily interest rate equal to the sum of the per annum Adjusted Base Rate for each relevant day and the Applicable Margin for Base Rate Loans, converted to a daily rate on the basis of a year of 365 or 366 days, as the case may be, and the rate so determined for each relevant day being applied on the basis of actual days elapsed (including the first day, but excluding the last day) during the period for which interest is payable at such rate, but in no event shall such rate exceed the Highest Lawful Rate.
     “GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.
     “Governmental Authority” shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.
     “Hazardous Substances” shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, or any other Requirement of Law.
     “Highest Lawful Rate” shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged or received under laws applicable to the Lender, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.
     “Indebtedness” shall mean, as to any Person, without duplication, (a) all liabilities (excluding capital, surplus, reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien), provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such property at such date of determination (determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Person, (e) all direct contingent obligations of such Person under letters of credit, banker’s acceptances, surety bonds and similar instruments and (f) net obligations of such Person under Commodity Hedge Agreements or Interest Rate Hedge Agreements.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 5.19.
     “Insolvency Proceeding” shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

     “Intellectual Property” shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.
     “Interest Expense” shall mean, for any period, the total interest expense of the Borrower for such period determined in accordance with GAAP (including interest expense attributable to capitalized leases).
     “Interest Period” shall mean, subject to the limitations set forth in Section 2.2, with respect to any LIBO Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, so long as such term is available to the Lender, nine or twelve months thereafter, as the Borrower may request in the Borrowing Request for such Loan.
     “Interest Rate Hedge Agreements” shall mean interest rate floor, collar, cap, rate protection, hedge agreements or other similar agreement or arrangement designed to protect against fluctuations in currency values.
     “Investment” in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.
     “L/C Exposure” shall mean, at any time, the then aggregate maximum amount available to be drawn under outstanding Letters of Credit plus, prior to the making of any related Letter of Credit Payments in respect thereof, the aggregate of all unpaid reimbursement obligations in respect of Letters of Credit.
     “Letter of Credit” shall mean any standby letter of credit issued for the account of the Borrower pursuant to Section 2.1(d).
     “Letter of Credit Application” shall mean the standard letter of credit application employed by the Lender, as the issuer of the Letters of Credit, from time to time in connection with its issuance of letters of credit.
     “Letter of Credit Payment” shall mean any payment made by the Lender under a Letter of Credit, to the extent that such payment has not been repaid by the Borrower.
     “LIBO Rate” shall mean, with respect to any Interest Period for any LIBO Rate Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) that appears on Reuters Reference LIBOR01 (or any successor thereto) for Interest Periods of one month, two months, three months, six months, nine months or twelve months, as the case may be (or if such shall not be available, any successor or similar service selected by the Lender and the

Borrower) as of approximately 11:00 a.m., Central Standard or Central Daylight Savings Time, as the case may be, on the day two Business Days prior to the first day of such Interest Period for Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan. If neither Reuters nor any successor or similar service is available, the term “LIBO Rate” shall mean, with respect to any Interest Period for any LIBO Rate Loan, the rate per annum (rounded upwards if necessary, to the nearest 1/16 of 1%) quoted by the Lender at approximately 11:00 a.m., London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBO Rate Loan for the offering to the Lender by leading banks in the London interbank market of Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan.
     “LIBO Rate Loan” shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bear interest on the basis of the Adjusted LIBO Rate and which are permitted by the terms hereof to bear interest on the basis of the Adjusted LIBO Rate.
     “Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes).
     “Limitation Period” shall mean any period while any amount remains owing on the Note and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable to the Lender under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.
     “Loan” shall mean any loan made by the Lender to or for the benefit of the Borrower pursuant to this Agreement and any payment made by the Lender under a Letter of Credit.

     “Loan Balance” shall mean, at any point in time, the aggregate outstanding principal balance of the Note at such time.
     “Loan Documents” shall mean this Agreement, the Letter of Credit Applications, the Letters of Credit, the Security Documents and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with any of the foregoing, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.
     “Material Adverse Effect” shall mean (a) any adverse effect on the business, assets, operations, properties, liabilities (actual or contingent) or financial condition of the Borrower which impairs, in any material respect, the Borrower’s ability to repay the Obligations as and when due, (b) any material and adverse effect upon the Collateral, (c) any material adverse effect on the validity or enforceability of any Loan Document or (d) any material adverse effect on the rights or remedies of the Lender or any other Approved Hedge Counterparty under any Loan Document.
     “Monthly Reduction Amount” shall mean, at any time, the amount determined as such by the Lender and then in effect in accordance with the provisions of Section 2.10.
     “Mortgaged Properties” shall mean all Oil and Gas Properties of the Borrower subject to a perfected first priority Lien (subject only to Permitted Liens) in favor of the Lender, as security for the Obligations.
     “Net Income” shall mean, for any period, the net income of the Borrower for such period, determined in accordance with GAAP.
     “Note” shall mean the promissory note of the Borrower payable to the Lender in the face amount of up to the Facility Amount in the form attached hereto as Exhibit I with all blanks in such form completed appropriately, together with all renewals, extensions for any period, increases and rearrangements thereof.
     “Obligations” shall mean, without duplication of the same amount in more than one category, (a) all Indebtedness of the Borrower evidenced by the Note, (b) the obligation of the Borrower to provide to or reimburse the Lender, as the issuer of the Letters of Credit, as the case may be, for amounts payable, paid or incurred with respect to Letters of Credit, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) Indebtedness of the Borrower in respect of Commodity Hedge Agreements or Interest Rate Hedge Agreements with Approved Hedge Counterparties, so long as in compliance with Section 6.1 (which it is agreed shall rank pari passu with all other items listed in this definition), (e) the obligation of the Borrower for the payment of Commitment Fees and other fees pursuant to this Agreement and (f) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document or any Commodity Hedge Agreement or Interest Rate Hedge Agreement with an Approved Hedge Counterparty and in compliance with Section 6.1, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.
     “OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor Governmental Authority.
     “Oil and Gas Properties” shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases, including undivided interests in any such property rights owned jointly with others, with respect to Properties situated in the United States or offshore from any State of the United States, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and Properties appertaining, belonging, affixed, or incidental thereto.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Permitted Liens” shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, employee benefits, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, constructors, laborers, landlords or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) covenants, liens, rights, easements, rights of way, restrictions and other similar encumbrances (including the terms of the contracts referred to in clauses (d) and (e) above in this definition), and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or materially detract from the value or use of the Property to which they apply, (g) Liens securing the purchase price of Property, including vehicles and equipment, acquired by the Borrower in the ordinary course of business (including Liens existing under conditional sale or title retention contracts), provided that such Liens cover only the acquired Property and the aggregate unpaid purchase price secured by such Liens does not exceed $250,000, (h) Liens securing leases of equipment, provided that, as to any particular lease, the Lien covers only the relevant leased equipment and secures only amounts which are not yet due and payable under the relevant lease or are being contested in good faith by appropriate proceedings and such reserve as required by GAAP shall have been made therefor and (i) Liens in favor or for the benefit of the Lender securing the Obligations and other Liens expressly permitted hereunder or in the Security Documents.
     “Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.
     “Plan” shall mean, at any time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower, or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Principal Office” shall mean the principal office of the Lender in Houston, Texas, presently located at One Riverway, Suite 2450, Houston, Texas 77056.
     “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor).
     “Regulatory Change” shall mean, with respect to the Lender, the passage, adoption, institution or amendment of any federal, state, local, or foreign Requirement of Law (including Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of lenders including the Lender or its Applicable Lending Office.
     “Release of Hazardous Substances” shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower.
     “Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws, the certificate or articles of organization and regulations, operating agreement or limited liability company agreement, the agreement of limited partnership, partnership agreement, or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Reserve Report” shall mean each report delivered to the Lender pursuant to the provisions of Section 5.4.
     “Reserve Requirement” shall mean, for any Interest Period for any LIBO Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in Dallas, Texas, with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D) and any other reserves required by reason of any Regulatory Change to be maintained by such member banks against (a) any category of liabilities which includes deposits by reference to which the LIBO Rate is to be determined as provided herein in the definition of the term “LIBO Rate” or (b) any category of extensions of credit or other assets which include a LIBO Rate Loan.
     “Responsible Officer” shall mean, as to any Business Entity, its President, any Vice President or any other Person duly authorized in accordance with the applicable organizational documents, bylaws, regulations or resolutions to act on behalf of such Business Entity.
     “Security Documents” shall mean the security documents executed and delivered in satisfaction of the condition set forth in Section 3.1(f), any existing security document assigned or amended by any of such documents set forth in Section 3.1(f), and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, supplemented, restated, or otherwise modified from time to time.
     “Subsidiary” shall mean, as to any Person, a Business Entity of which shares of stock or other equity interests having ordinary voting power (other than stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other governing body or other managers of such Business Entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
     “Superfund Site” shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.
     “Tangible Net Worth” shall mean (a) total assets, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP, exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters’ debt discount and expenses, and goodwill, minus (b) total liabilities, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings imposed by any Governmental Authority.
     “Transferee” shall mean any Person to which any Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized pursuant to the provisions of Section 9.1, and any Person acquiring, by purchase, assignment, transfer or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.
     “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     1.3 Undefined Financial Accounting Terms. Financial accounting terms used in this Agreement without definition shall have the respective meanings assigned thereto in accordance with GAAP at the time in effect.
     1.4 References. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. Specific enumeration herein shall not exclude the general and, in such regard, the terms “includes” and “including” used herein shall mean “includes, without limitation,” or “including, without limitation,” as the case may be, where appropriate. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns.
     1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.
     1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.
     1.7 Incorporation of Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.
     1.8 Negotiated Transaction. Each party to this Agreement affirms to the others that it has had the opportunity to consult, and discuss the provisions of this Agreement with, independent counsel and fully understands the legal effect of each provision.
ARTICLE II
TERMS OF FACILITY
     2.1 Facility. (a) Subject to the terms and conditions (including the right of the Lender to decline to make any Loan, other than with respect to a Letter of Credit Payment, or issue, renew or extend any Letter of Credit, so long as any condition to the making of such Loan set forth in Section 3.2 has not been satisfied) and relying on the representations and warranties contained in this Agreement, the Lender agrees to make Loans during the Commitment Period to or for the benefit of the Borrower in an aggregate outstanding principal amount not to exceed at any time the lesser of the Facility Amount or the Borrowing Base then in effect and, in either case, minus the then existing L/C Exposure. Loans shall be made from time to time on any Business Day designated by the Borrower in a Borrowing Request.
          (b) Subject to the provisions of this Agreement, during the Commitment Period, the Borrower may borrow, repay and reborrow under the Facility and convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period. Each borrowing or conversion of principal of (i) Base Rate Loans shall be in an amount at least equal to $100,000 and a whole multiple of $100,000 and (ii) LIBO Rate Loans shall be in an amount at least equal to $100,000 and a whole multiple of $100,000. Except for prepayments made pursuant to the provisions of Section 2.11, each prepayment of principal of Base Rate Loans shall be in an amount at least equal to $100,000 and a whole multiple of $100,000, and, if any LIBO Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be a Base Rate Loan during such period. Each borrowing, prepayment or conversion of or into a Loan of a different type or, in the case of a LIBO Rate Loan, having a different Interest Period, shall be deemed a separate borrowing, conversion and prepayment for purposes of the foregoing, one for each type of Loan or Interest Period.
          (c) Proceeds of borrowings requested by the Borrower shall, subject to the terms and conditions hereof, be made available to the Borrower in immediately available funds at the Principal Office. All Loans shall be maintained at the Applicable Lending Office of the Lender and shall be evidenced by the Note.
          (d) Upon the terms and conditions (including the right of the Lender to decline to issue, renew or extend any Letter of Credit so long as any condition to the issuance, renewal or extension of such Letter of Credit set forth in Section 3.3 has not been satisfied) and relying on the representations and warranties contained in this Agreement, the Lender agrees, from the date of this Agreement until the date which is thirty (30) days prior to the Commitment Termination Date, to issue Letters of Credit for the account of the Borrower and to renew and extend such Letters of Credit. Letters of Credit shall be issued, renewed or extended from time to time on any Business Day designated by the Borrower following the receipt in accordance with the terms hereof by the Lender of the written (or oral, confirmed promptly in writing) request by a Responsible Officer of the Borrower therefor and a Letter of Credit Application. Letters of Credit shall be issued in such amounts as the Borrower may request; provided, however, that (i) no Letter of Credit shall have an expiration date which is less than thirty (30) days prior to the Commitment Termination Date, (ii) the Loan Balance plus the L/C Exposure, including that under any then requested Letter of Credit, shall not exceed at any time the Commitment Amount, (iii) the L/C Exposure, including that under any then requested Letter of Credit, shall not exceed at any time $1,000,000 and (iv) no Letter of Credit shall be issued in an amount less than $25,000.
          (e) In connection with the issuance, renewal or extension by the Lender of any Letter of Credit pursuant to subsection (d) immediately above, the Borrower shall pay to the Lender a letter of credit fee in an amount equal to the greater of (i) two and one-half percent (2.50%) per annum, calculated on the basis of a year of 360 days, and actual days elapsed (including the first day but excluding the last day), on the amount of the L/C Exposure under such Letter of Credit and for the period for which such Letter of Credit is issued or renewed or extended and remains outstanding or (ii) $750. Such fee with respect to each Letter of Credit shall be payable quarterly in advance commencing on the date of issuance, renewal or extension of the relevant Letter of Credit and continuing on the corresponding day of each third calendar month thereafter. The Lender shall be obligated to refund the portion of any such fee previously received upon early cancellation of the relevant Letter of Credit. The Borrower also agrees to pay on demand to the Lender its customary letter of credit transaction fees and expenses, including amendment fees, payable with respect to each Letter of Credit.
          (f) The Borrower agrees that the Lender shall not be responsible for, nor shall the Obligations be affected by, among other things, (i) the validity or genuineness of documents or any endorsements thereon presented in connection with any Letter of Credit, even if such documents shall in fact prove to be in any and all respects invalid, fraudulent or forged, so long as the Lender has no actual knowledge of any such invalidity, lack of genuineness, fraud or forgery prior to the presentment for payment of a corresponding Letter of Credit or any draft thereunder or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other Person to which any Letter of Credit may be transferred, or any claims whatsoever of the Borrower against any beneficiary of any Letter of Credit or any such transferee. The Borrower further acknowledges and agrees that the Lender shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or punitive, damages suffered by the Borrower as a result of the willful misconduct or gross negligence of the Lender in determining whether documents presented under a Letter of Credit complied with the terms of such Letter of Credit that resulted in either a wrongful payment under such Letter of Credit or a wrongful dishonor of a claim or draft properly presented under such Letter of Credit. In the absence of gross negligence or willful misconduct by the Lender, the Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Lender and the Borrower agree that any action taken or omitted by the Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding as among the Lender and the Borrower and shall not put the Lender under any liability to the Borrower.
          (g) The Borrower shall provide to the Lender, immediately upon demand by the Lender, funds sufficient to allow the Lender to pay any drawing by a beneficiary under a Letter of Credit. Absent receipt of such funds prior to the Lender being obligated to pay the relevant drawing under a Letter of Credit, the Lender shall make a Letter of Credit Payment in payment of such drawing.
          (h) Each Letter of Credit Payment shall be deemed to be a Loan by the Lender and shall be evidenced by the Note and shall be payable by the Borrower upon demand by the Lender.
     2.2 Limitations on Interest Periods. Each Interest Period selected by the Borrower (a) which commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise end after the Commitment Termination

Date shall end on the Commitment Termination Date, and (d) shall have a duration of not less than one month and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Base Rate Loan during such period.
     2.3 Limitation on LIBO Rate Loans. Anything herein to the contrary notwithstanding, no more than three separate LIBO Rate Loans shall be outstanding at any one time, with, for purposes of this Section 2.3, all LIBO Rate Loans for the same Interest Period constituting one LIBO Rate Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBO Rate Loan for any Interest Period therefor:
          (a) the Lender determines in good faith (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the deposits referred to in the definition of “LIBO Rate” in Section 1.2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loan as provided in this Agreement; or
          (b) the Lender determines in good faith (which determination shall be conclusive, absent manifest error) that the rates of interest referred to in the definition of “LIBO Rate” in Section 1.2 upon the basis of which the rate of interest for such Loan for such Interest Period is to be determined do not adequately and fairly cover the cost to the Lender of making or maintaining such Loan for such Interest Period;
then the Lender shall give the Borrower notice thereof as promptly as practicable and so long as such condition remains in effect, the Lender shall be under no obligation to make LIBO Rate Loans or to convert Base Rate Loans into LIBO Rate Loans, and the Borrower shall, on the last day of the then current Interest Period for each outstanding LIBO Rate Loan, either prepay such LIBO Rate Loan or convert such Loan into a LIBO Rate Loan with amounts and maturities for which quotations are provided, or convert such Loan into a Base Rate Loan in accordance with the provisions of Section 2.12.
     2.4 Use of Loan Proceeds and Letters of Credit. (a) Proceeds of all Loans shall be used solely by the Borrower (i) to pay expenses associated with the establishment of the Facility, (ii) to develop or acquire Oil and Gas Properties, (iii) for working capital purposes or (iv) for other general business purposes not otherwise prohibited under applicable provisions of this Agreement.
          (b) Letters of Credit shall be issued solely for the account of the Borrower and may be used for general business purposes not otherwise prohibited under applicable provisions of this Agreement; provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds or Obligations in respect of Commodity Hedge Agreements or Interest Rate Hedge Agreements.
     2.5 Interest. Subject to applicable provisions of this Agreement (including those of Section 2.16):

(a)	interest on LIBO Rate Loans shall accrue and be payable at the Adjusted LIBO Rate plus the Applicable Margin as to LIBO Rate Loans; and

(b)	interest on Base Rate Loans shall accrue and be payable at the Floating Rate.
Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest and fees, shall accrue at the Default Rate and shall be payable upon demand by the Lender at any time as to all or any portion of such interest. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances to, but not including, the date or dates of repayment. In the event that the Borrower fails to select the duration of any Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBO Rate Loan) shall be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) shall remain as, or (if not then outstanding) shall be made as, a Base Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances to, but not including, the date or dates of repayment.
     2.6 Repayment of Loans and Interest. Accrued and unpaid interest on each outstanding Base Rate Loan shall be due and payable quarterly commencing on the first day of August, 2008 and continuing on the first day of each calendar quarter thereafter while any Base Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. Accrued and unpaid interest on each outstanding LIBO Rate Loan shall be due and payable on the earlier of (a) the last day of the Interest Period for such LIBO Rate Loan or (b) if any Interest Period is of a duration longer than three months, on the day of each third month of the relevant Interest Period corresponding to the day preceding the initial day of such Interest Period and on the last day of the relevant Interest Period, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. The Loan Balance, together with all accrued and unpaid interest thereon as of such date, shall be due and payable on the Commitment Termination Date. At the time of making each payment hereunder or under the Note, the Borrower shall specify to the Lender the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment as it may elect in its discretion and in accordance with the terms hereof.
     2.7 Outstanding Amounts. The outstanding principal balance of the Note reflected by the notations of the Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

     2.8 Taxes. (a) All payments required pursuant to this Agreement or the Note shall be made without set-off or counterclaim in Dollars and in immediately available funds free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided, however that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the amount (the “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums described in this paragraph) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, to the extent not paid in accordance with the preceding sentence, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (b) The Borrower shall indemnify the Lender for Indemnified Taxes and Other Taxes paid by the Lender, provided, however, that the Borrower shall not in any event be obligated to make payment to the Lender in respect of penalties, interest and other similar liabilities attributable to such Indemnified Taxes or Other Taxes if such penalties, interest or other similar liabilities are attributable to the gross negligence or willful misconduct of the Lender.
          (c) If the Lender shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 2.8, including Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid Additional Amounts pursuant to the Loan Documents, it shall promptly notify the Borrower of the availability of such refund claim and, if the Lender determines in good faith that making a claim for refund will not have an adverse effect to its taxes or business operations, shall, within ten (10) days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the expense of the Borrower. If the Lender receives a refund in respect of any Indemnified Taxes or Other Taxes paid by the Borrower pursuant to the Loan Documents, it shall within thirty (30) days from the date of such receipt pay over such refund to the Borrower (but only to the extent of Indemnified Taxes or Other Taxes paid pursuant to the Loan Documents, including indemnity payments made or Additional Amounts paid, by the Borrower under this Section 2.8 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out of pocket expenses of the Lender and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).
          (d) If the Lender is or becomes eligible under any applicable law, regulation, treaty or other rule to a reduced rate of taxation, or a complete exemption from withholding, with respect to Indemnified Taxes or Other Taxes on payments made to it or for its benefit by the Borrower, the Lender shall, upon the request, and at the cost and expense, of the Borrower, complete and deliver from time to time any certificate, form or other document requested by the Borrower, the completion and delivery of which are a precondition to obtaining the benefit of such reduced rate or exemption, provided that the taking of such action by the Lender would not, in the reasonable judgment of the Lender be disadvantageous or prejudicial to the Lender or inconsistent with its internal policies or legal or regulatory restrictions. For any period with respect to which the Lender has failed to provide any such certificate, form or other document requested by the Borrower, the Lender shall not be entitled to any payment under this Section 2.8 in respect of any Indemnified Taxes or Other Taxes that would not have been imposed but for such failure.
          (e) The Lender, shall (i) deliver to the Borrower, upon the written request of the Borrower, two original copies of United States Internal Revenue Service Form W-9 or any successor form, properly completed and duly executed by the Lender, certifying that the Lender is exempt from United States backup withholding Tax on payments of interest made under the Loan Documents and (ii) thereafter, at each time it is so reasonably requested in writing by the Borrower, deliver within a reasonable time two original copies of an updated United States Internal Revenue Service Form W-9 or any successor form thereto.
     2.9 Time, Place and Method of Payments. All payments by the Borrower under this Agreement or on the Note shall be deemed received on (i) receipt or (ii) the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, on any Business Day, and shall be made to the Lender at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.
     2.10 Determinations of Applicable Amounts.
          (a) The Borrowing Base as of the Closing Date is acknowledged by the Borrower and the Lender to be $4,500,000. Commencing on the first day of July, 2008 and continuing thereafter on the first day of each calendar month through the Commitment Termination Date, the amount of the Borrowing Base then in effect shall be reduced by the Monthly Reduction Amount, which Monthly Reduction Amount as of the date of this Agreement is acknowledged by the Borrower and the Lender to be $0.
          (b) The Borrowing Base and the Monthly Reduction Amount shall be redetermined by the Lender on September 1, 2008 and thereafter semi-annually (on each October 1 and April 1 prior to the Commitment Termination Date) on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including Reserve Reports, and all other information available to the Lender, such determination to be on the basis of the Lender’s reasonable credit judgment. In addition, the Lender shall, in the normal course of business following a request of the Borrower, redetermine the Borrowing Base and the Monthly Reduction Amount; provided, however, (i) the Lender shall not be obligated to respond to more than one such request during any calendar year and (ii) in no event shall the Lender be required to redetermine such amounts more than twice (separately as to each amount) in any six-month period, including each scheduled semi-annual redetermination provided for above. Notwithstanding the foregoing, the Lender may, in the exercise of its reasonable credit judgment, redetermine the Borrowing Base and the Monthly Reduction Amount at any time, provided that no engineering fee shall be payable to the Lender for such unscheduled redetermination of the Borrowing Base.

          (c) Upon each determination of the Borrowing Base and the Monthly Reduction Amount, the Lender shall notify the Borrower in writing of such determinations, and the amounts so communicated to the Borrower shall become effective upon such notification and shall remain in effect until the next subsequent determination of such amounts.
          (d) The Borrowing Base shall represent the determination by the Lender, in accordance with the applicable definitions and provisions herein contained and the customary lending practices of the Lender for loans of this nature, of the value, for loan purposes, of the Mortgaged Properties and any other Oil and Gas Properties acceptable to the Lender. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lender.
     2.11 Mandatory Prepayments. If at any time, as a result of the second sentence of subsection (a) of Section 2.10, the sum of the Loan Balance and the L/C Exposure exceeds the Commitment Amount then in effect, the Borrower shall, within fiveBusiness Days of receipt of written notice from the Lender of such occurrence, prepay such portion of the Loan Balance and/or, as provided below in this subsection (a), provide cash as Collateral so that the sum of the Loan Balance and the L/C Exposure does not exceed the Commitment Amount then in effect. If at any time, other than as a result of the second sentence of subsection (a) of Section 2.10, the sum of the Loan Balance and the L/C Exposure exceeds the Commitment Amount then in effect, the Borrower shall, at the option of the Borrower and within 10 days of receipt of written notice from the Lender of such occurrence, (a) prepay the amount of such excess in three substantially equal installment payments, each for application on the Loan Balance and then to provide cash as Collateral for the L/C Exposure in the manner provided below in this Section 2.11, the first of which being due on the 30th day following receipt by the Borrower of the relevant written notice from the Lender, the second of which being due on the 60th day following receipt by the Borrower of the relevant written notice from the Lender, and the third of which being due on the 90th day following receipt by the Borrower of the relevant written notice from the Lender, (b) provide, within 30 days of such election by the Borrower, additional Collateral, of character and value satisfactory to the Lender in its sole discretion, and/or cash as Collateral to secure the Obligations, by way of the execution and delivery to the Lender of Security Documents in form and substance satisfactory to the Lender or (c) affect any combination of the alternatives described in clauses (a) and (b) of this sentence and acceptable to the Lender in its reasonable credit judgment. Any prepayment pursuant to the provisions of this Section 2.11 or Section 6.4 shall be without premium or penalty and shall be applied against the Loan Balance and accrued and unpaid interest thereon, and the amount of any such prepayment applied against the Loan Balance may be reborrowed if otherwise available to the Borrower pursuant to the terms of this Agreement. In the event that a mandatory prepayment is to be made under this Section 2.11 and the Loan Balance is less than the amount required to be prepaid, the Borrower shall repay the entire Loan Balance and, in accordance with the provisions of the relevant Letter of Credit Applications executed by the Borrower or otherwise to the satisfaction of the Lender, deposit with the Lender, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the Commitment Amount. The cash deposited with the Lender in satisfaction of the requirement provided in this Section 2.11 may be invested, at the sole discretion of the Lender and then only at the express direction of the

Borrower as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrower in cash or cash equivalent investments offered by or through the Lender.
     2.12 Voluntary Prepayments and Conversions of Loans. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans without prepayment penalty and to convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period; provided, however, that (a) the Borrower shall give the Lender notice of each such prepayment or conversion of (i) all or any portion of a LIBO Rate Loan no less than three Business Days prior to prepayment or conversion or (ii) all or any portion of a Base Rate Loan no less than one Business Day prior to prepayment or conversion, (b) any prepayment of any LIBO Rate Loan shall be in an amount of at least equal to $100,000 and a multiple of $100,000, (c) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid or converted, (d) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation or any installments thereof, and (e) the Borrower shall reimburse the Lender, as provided in subsection (d) of Section 2.17, for losses, expenses or costs directly attributable and incurred by the Lender pursuant to prepayment or conversion of a Loan, or the failure of the Borrower to make any proposed prepayment or conversion. Any prepayment pursuant to the provisions of this Section 2.12 shall be without premium or penalty and the amount of any such prepayment applied against the Loan Balance may be reborrowed if otherwise available to the Borrower pursuant to the terms of this Agreement.
     2.13 Commitment Fees. In addition to interest on the Note as provided herein and other fees payable hereunder, and to compensate the Lender for maintaining funds available under the Facility, the Borrower shall pay to the Lender, in immediately available funds, on the first day of each calendar quarter during the Commitment Period, commencing on the first day of August, 2008, and on the Commitment Termination Date, a fee equal to the Applicable Commitment Fee Percentage, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day, but excluding the last day), on the average daily amount of the Available Commitment during the preceding quarterly or shorter period, as the case may be. Commitment Fees shall be payable by the Borrower upon receipt of an invoice therefor or statement thereof delivered by the Lender and shall be past due if not paid within ten days of receipt of each such invoice or statement.
     2.14 Additional Fees. In addition to interest on the Note as provided herein and other fees payable hereunder, the Borrower shall pay to the Lender, in immediately available funds and at the times indicated with respect to each such fee, the following fees:
          (a) a fee in the amount of $22,500, payable contemporaneously with execution of this Agreement;
          (b) an initial engineering review fee in the amount of $3,500, payable contemporaneously with execution of this Agreement;
          (c) a fee in the amount equal to one-half of one percent (0.50%) multiplied by the amount of (i) any increase to the Borrowing Base in effect on the Closing Date and (ii) each increase to the Borrowing Base thereafter to an amount in excess of the highest Borrowing Base previously in effect at any time payable, in each instance, at the time of each such increase; and
          (d) a fee in the amount of $3,500, payable with respect to each engineering review in connection with each scheduled or Borrower requested redetermination of the Borrowing Base, payable, in each instance, within ten days of receipt from the Lender of an invoice therefor.
Each fee payable under this Section 2.14 shall be fully earned upon payment and not subject to any refund.
     2.15 Loans to Satisfy Obligations of Borrower. Upon a Default, the Lender may, but shall not be obligated to, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation or covenant of the Borrower contained in this Agreement or any other Loan Document in an aggregate principal amount, when taken with the then existing sum of the Loan Balance and the L/C Exposure, not to exceed at any time the Commitment Amount. Such Loans shall be evidenced by the Note and shall bear interest at the Floating Rate, subject, however, to the provisions of Section 2.5 regarding the accrual of interest at the Default Rate in certain circumstances.
     2.16 General Provisions Relating to Interest. (a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. The Borrower agrees that, to the extent the Highest Lawful Rate is determined with reference to the laws of the State to Texas, the Highest Lawful Rate shall be the “weekly” rate as defined in Chapter 303 of the Texas Finance Code (Vernon’s 1999), provided that the Lender may, at its election, substitute for the “weekly” rate the “annualized” or “quarterly” rate, as such terms are defined in the aforesaid statute, upon the giving of notices provided for in such statute and effective upon the giving of such notices. The Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Lender, if greater.
          (b) Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

          (c) If, under any circumstances, the aggregate amounts paid on the Note or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrower and the Lender; and the Lender shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lender or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lender or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed that payable on the basis of the Highest Lawful Rate, and excess amounts paid which by law are deemed interest, if any, shall be credited by the Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.
          (d) All sums paid, or agreed to be paid, to the Lender for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.
     2.17 Yield Protection. (a) Without limiting the effect of the other provisions of this Section 2.17 (but without duplication), the Borrower shall pay to the Lender from time to time such amounts as the Lender may reasonably determine are necessary to compensate it for any actual and reasonable Additional Costs incurred by the Lender;
          (b) Without limiting the effect of the other provisions of this Section 2.17 (but without duplication), the Borrower shall pay to the Lender (or the Lender’s holding company) from time to time on request such amounts as the Lender (or the Lender’s holding company) may determine are necessary to compensate the Lender (or the Lender’s holding company) for any costs attributable to the maintenance by the Lender (or the Applicable Lending Office), pursuant to any Regulatory Change, of capital in respect of its Commitment, such compensation to include an amount equal to any reduction of the rate of return on assets or equity of the Lender (or the Lender’s holding company or any Applicable Lending Office) to a level below that which the Lender (or the Lender’s holding company or any Applicable Lending Office) could have achieved but for such Regulatory Change.
          (c) Without limiting the effect of the other provisions of this Section 2.17 (but without duplication), in the event that any Requirement of Law or Regulatory Change or the compliance by the Lender therewith shall (i) impose, modify or hold applicable any reserve, special deposit or similar requirement against any Letter of Credit or obligation to issue Letters of Credit or (ii) impose upon the Lender any other condition regarding any Letter of Credit or obligation to issue Letters of Credit, and the result of any such event shall be to increase the cost to the Lender of issuing or maintaining any Letter of Credit or obligation to issue Letters of Credit or any liability with respect to Letter of Credit Payments, or to reduce any amount receivable in connection therewith, then upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts which shall be sufficient to compensate the Lender for such increased cost or reduced amount receivable.
          (d) Without limiting the effect of the other provisions of this Section 2.17 (but without duplication), the Borrower shall pay to the Lender such amounts as shall be sufficient in the reasonable opinion of the Lender to compensate it for any actual and reasonable loss, cost or expense incurred by and as a result of:
(i)	any payment, prepayment or conversion by the Borrower of a LIBO Rate Loan on a date other than the last day of an Interest Period for such Loan; or

(ii)	any failure by the Borrower to borrow a LIBO Rate Loan or to convert a Base Rate Loan into a LIBO Rate Loan on the date for such borrowing or conversion specified in the relevant Borrowing Request, such compensation to include with respect to any LIBO Rate Loan, an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted or not borrowed or converted for the period from the date of such payment, prepayment, conversion or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date of such failure to borrow or convert) at the applicable rate of interest for such Loan provided for herein over (B) the interest component of the amount the Lender bid in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period, as reasonably determined by the Lender.
          (e) Determinations by the Lender for purposes of this Section 2.17 of the effect of any Regulatory Change on capital maintained, its costs or rate of return, its obligation to make and maintain Loans, issuing Letters of Credit, or on amounts receivable by it in respect of Loans, Letters of Credit or such other obligations, and the additional amounts required to compensate the Lender under this Section 2.17 shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis. The Lender shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of any loss, cost or expense incurred as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error. The Lender shall notify the Borrower, as promptly as practicable after the Lender obtains knowledge of any sums payable pursuant to this Section 2.17 and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle the Lender to compensation pursuant to this Section 2.17. Any compensation requested by the Lender pursuant to this Section 2.17 shall be due and payable within 30 days of receipt by the Borrower of any such notice.
          (f) The Lender agrees not to request, and the Borrower shall not be obligated to pay, any sums payable pursuant to this Section 2.17 unless similar sums payable are also generally assessed by the Lender against other customers similarly situated where such customers are subject to documents providing for such assessment.
     2.18 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender or its Applicable Lending Office to (a) honor its obligation to make LIBO Rate Loans or (b) maintain LIBO Rate Loans, then the Lender shall promptly notify the Borrower thereof. The obligation of the Lender to make LIBO Rate Loans and convert Base Rate Loans into LIBO Rate Loans shall then be suspended until such time as the Lender may again make and maintain LIBO Rate Loans, and the outstanding LIBO Rate Loans shall be converted into Base Rate Loans.
     2.19 Regulatory Change. In the event that by reason of any Regulatory Change or any other circumstance arising after the Closing Date affecting the Lender, the Lender (a) incurs Additional Costs based on or measured by the excess above a level, as prescribed from time to time by any Governmental Authority with jurisdiction, of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on any LIBO Rate Loan is determined as provided in this Agreement or a category of extensions of credit or other assets of the Lender which includes any LIBO Rate Loan or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of the Lender with notice to the Borrower, the obligation of the Lender to make LIBO Rate Loans and to convert Base Rate Loans into LIBO Rate Loans shall be suspended until such time as such Regulatory Change or other circumstance ceases to be in effect, and all such outstanding LIBO Rate Loans shall be converted into Base Rate Loans.
     2.20 Letters in Lieu of Transfer Orders or Division Orders. The Lender agrees that none of the letters in lieu of transfer or division orders provided by the Borrower pursuant to the provisions of Section 3.1(f) or Section 5.7 will be sent to the addressees thereof unless an Event of Default has occurred and is continuing, at which time the Lender may, at its option, and in addition to the exercise of any of its other rights and remedies, send any or all of such letters.
     2.21 Power of Attorney. The Borrower hereby designates the Lender as its agent and attorney-in-fact, to act in its name, place and stead solely for the purpose of completing and, upon the occurrence and the continuance of an Event of Default, delivering any and all of the letters in lieu of transfer or division orders delivered by the Borrower pursuant to the provisions of Section 3.1(f) or Section 5.7, including completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. The Borrower hereby ratifies and confirms all that the Lender shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of the Lender in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on the Lender by this appointment are solely to protect the interests of the Lender and any other Approved Hedge Counterparties under the Loan Documents with respect to the Borrower’s assignment of production proceeds under certain of the Security Documents and shall not impose any duty upon the Lender to exercise any such powers. The power of attorney herein is expressly limited to the rights and powers set forth herein and no additional rights or powers are herein created or implied. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.
     2.22 Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Lender and grants to the Lender a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, with such interest of the Lender to be retransferred, reassigned and/or released at the expense of the Borrower upon payment in full and complete performance by the Borrower of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Lender upon the occurrence of any Event of Default, so long as such Event of Default is continuing and has neither been cured nor waived, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Lender the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker’s lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.
ARTICLE III
CONDITIONS
     The obligations of the Lender to enter into this Agreement and to make Loans or issue Letters of Credit are subject to the satisfaction of the following conditions precedent:
     3.1 Receipt of Loan Documents and Other Items. The Lender shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein shall be satisfactory to the Lender and the Lender shall have received, reviewed and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers or representatives of the Borrower or others as the case may be, all in form and substance satisfactory to the Lender and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Lender:
          (a) multiple counterparts of this Agreement as requested by the Lender;
          (b) the Note;
          (c) copies of the organizational documents of the Borrower and all amendments thereto, accompanied by a certificate dated the Closing Date issued by the secretary or an assistant secretary or another authorized representative of the Borrower to the effect that each such copy is correct and complete;

          (d) certificates of incumbency dated the Closing Date, including specimen signatures of all officers or other representatives of the Borrower who are authorized to execute Loan Documents on behalf of the Borrower, each such certificate being executed by the secretary or an assistant secretary or another authorized representative of the Borrower;
          (e) copies of resolutions adopted by the directors of the Borrower approving the Loan Documents to which the Borrower is a party and authorizing the transactions contemplated herein and therein, accompanied by a certificate dated the Closing Date issued by the secretary or an assistant secretary or another authorized representative of the Borrower to the effect that such copies are true and correct copies of resolutions duly adopted and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or rescinded in any respect, and are in full force and effect as of the date of such certificate;
          (f) the following documents continuing in effect or establishing Liens in favor or for the benefit of the Lender in and to the Collateral, including the Mortgaged Properties constituting at least ninety percent (90%) of the discounted present value, determined by the Lender in the exercise of its reasonable credit judgment, of the proved reserves attributable to the Oil and Gas Properties of the Borrower:
(i)	security documents covering Oil and Gas Properties of the Borrower sufficient for the Borrower to be in compliance with the provisions of Section 5.5;

(ii)	a security agreement from the Borrower in favor of the Lender covering certain Property of the Borrower;

(iii)	financing statement amendments and new financing statements constituent to the documents described in (i) and (iii) above in this Section 3.1(f); and

(iv)	undated letters, in form and substance satisfactory to the Lender, from the Borrower to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties, with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to the Lender for the account of the Borrower;
          (g) copies of Financial Statements of the Borrower, as requested by the Lender;
          (h) certificates dated no less than ten days prior to the Closing Date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of the Borrower in its jurisdiction of organization and in any other jurisdictions where it owns property or does business;
          (i) results of a search of the uniform commercial code records of the Secretary of State of the State of Delaware, such search report to be from a source or sources acceptable to the Lender and reflecting no Liens, other than Permitted Liens, against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement;
          (j) confirmation, reasonably acceptable to the Lender, of the title of the Borrower, free and clear of Liens other than Permitted Liens, to Mortgaged Properties constituting at least ninety percent (90%) of the discounted present value, as determined by the Lender in the exercise of its reasonable credit judgment, of the proved reserves attributable to such Mortgaged Properties;
          (k) confirmation acceptable to the Lender, that the Oil and Gas Properties of the Borrower are in compliance, in all material respects, with applicable Environmental Laws;
          (l) copies of executed counterparts of all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, communitization and other agreements relating to the Mortgaged Properties, as reasonably requested by the Lender;
          (m) engineering information regarding the Mortgaged Properties, as reasonably requested by the Lender;
          (n) the opinion of Day Carter & Murphy LLP, counsel to the Borrower, substantially in the form attached hereto as Exhibit IV;
          (o) the opinion of Baker & Hostetler LLP, counsel to the Borrower, substantially in the form attached hereto as Exhibit V;
          (p) the opinion of Simon, Peragine, Smith & Redfearn, L.L.P., counsel to the Borrower, substantially in the form attached hereto as Exhibit VI;
          (q) one or more certificates evidencing the insurance coverage required pursuant to Section 5.18;
          (r) payment of all fees due on the Closing Date pursuant to this Agreement;
          (s) payment from the Borrower for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Documents, for which invoices have been presented as of the Closing Date;
          (t) copies of all Commodity Hedge Agreements, if any, required by the Lender as of the Closing Date for purposes of determining the Borrowing Base as of the Closing Date;
          (u) a certificate of a Responsible Officer of the Borrower to the effect that all representations and warranties made by the Borrower in this Agreement or any other Loan

Document in place on the Closing Date and to which the Borrower is a party are true and correct as of the Closing Date and that no Default or Event of Default exists as of the Closing Date;
          (v) confirmation acceptable to the Lender that no event or circumstance, including any action, suit, investigation or proceeding pending, or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority, shall have occurred which could reasonably be expected to have a Material Adverse Effect; and
          (w) such other agreements, documents, instruments, opinions, certificates, waivers, consents and evidence as the Lender may reasonably request.
     3.2 Each Loan. In addition to the conditions precedent stated elsewhere herein, the Lender shall not be obligated to make any Loan, other than in connection with a Letter of Credit Payment, unless:
          (a) the Borrower shall have delivered to the Lender a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan and each statement or certification made in such Borrowing Request shall be true and correct in all material respects on the requested date for such Loan;
          (b) no Event of Default or Default shall then exist or will occur as a result of the making of the requested Loan;
          (c) if requested by the Lender, the Borrower shall have delivered evidence satisfactory to the Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan;
          (d) the Lender shall have received, reviewed and approved such additional documents and items as described in Section 3.1 as may be reasonably requested by the Lender with respect to such Loan;
          (e) no event shall have occurred which, in the reasonable opinion of the Lender, could reasonably be expected to have a Material Adverse Effect;
          (f) each of the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or expressly permitted by this Agreement) and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan;
          (g) all of the Security Documents shall be in full force and effect and provide to the Lender the security intended thereby;
          (h) neither the consummation of the transactions contemplated hereby nor the making of such Loan shall contravene, violate or conflict with any Requirement of Law;
          (i) the Borrower shall hold full legal title to the Collateral and be the sole beneficial owner thereof; and

          (j) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Lender.
     3.3 Issuance of Letters of Credit. The obligation of the Lender to issue, renew or extend any Letter of Credit is subject to the satisfaction of the following additional conditions precedent:
          (a) the Borrower shall have delivered to the Lender a written (or oral, confirmed promptly in writing) request for the issuance, renewal or extension of a Letter of Credit at least three Business Days prior to the requested issuance, renewal or extension date and a Letter of Credit Application at least one Business Day prior to the requested issuance date, and each statement or certification made in such Letter of Credit Application shall be true and correct in all material respects on the requested date for the issuance of such Letter of Credit;
          (b) no Default or Event of Default shall exist or will occur as a result of the issuance, renewal or extension of such Letter of Credit;
          (c) if requested by the Lender, the Borrower shall have delivered evidence satisfactory to the Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for the issuance, renewal or extension of the relevant Letter of Credit;
          (d) the Lender shall have received, reviewed and approved such additional documents and items as described in Section 3.1 as may be reasonably requested by the Lender with respect to the issuance, renewal or extension of the relevant Letter of Credit;
          (e) no event shall have occurred which, in the reasonable opinion of the Lender, could reasonably be expected to have a Material Adverse Effect;
          (f) each of the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or expressly permitted by this Agreement) and shall be deemed to be repeated by the Borrower as if made on the requested date for the issuance, renewal or extension of the relevant Letter of Credit;
          (g) all of the Security Documents shall be in full force and effect and provide to the Lender the security intended thereby;
          (h) neither the consummation of the transactions contemplated hereby nor the issuance, renewal or extension of the relevant Letter of Credit shall contravene, violate or conflict with any Requirement of Law;
          (i) the Borrower shall hold full legal title to the Collateral and be the sole beneficial owner thereof;
          (j) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Lender; and

          (k) the terms, provisions and beneficiary of the Letter of Credit or such renewal or extension shall be satisfactory to the Lender in its sole discretion.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     To induce the Lender to enter into this Agreement and to make the Loans and issue Letters of Credit, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note) that:
     4.1 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Note, the repayment of the Note and interest and fees provided for in the Note and this Agreement, the execution and delivery by the Borrower of the Security Documents and the performance by the Borrower of its obligations under the Loan Documents to which the Borrower is a party are within the power of the Borrower, have been duly authorized by all necessary action by the Borrower and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrower under any such indenture, instrument or other agreement, other than under any of the Loan Documents.
     4.2 Existence. The Borrower is a corporation duly organized, legally existing and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and is in good standing in all other jurisdictions wherein the ownership of its Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify would not have a Material Adverse Effect.
     4.3 Valid and Binding Obligations. All Loan Documents to which the Borrower is a party, when duly executed and delivered by the Borrower, constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.
     4.4 Security Documents. The provisions of each Security Document executed by the Borrower are effective to create, in favor or for the benefit of the Lender, a legal, valid and enforceable Lien in all right, title and interest of the Borrower in the Collateral described therein, which Lien, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, constitutes a fully perfected first-priority Lien (except as to Permitted Liens) on all right, title and interest of the Borrower in the Collateral described therein.
     4.5 Title to Oil and Gas Properties. The Borrower has good and indefeasible title to all of its Oil and Gas Properties, free and clear of all Liens except Permitted Liens. No Person other than the Borrower has any ownership interest, whether legal or beneficial, in any Oil and Gas Property of the Borrower.
     4.6 No Material Adverse Effect or Default. No event or circumstance has occurred since December 31, 2007, which could reasonably be expected to have a Material Adverse Effect and no Default has occurred and is continuing.
     4.7 No Material Misstatements. No information, exhibit, statement or report furnished to the Lender by the Borrower in connection with this Agreement or any other Loan Document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.
     4.8 Liabilities, Litigation and Restrictions. Other than as listed on Schedule 4.8 under the heading “Liabilities”, the Borrower has no liabilities, direct or contingent, which may materially and adversely affect its business or operations or its ownership of the Collateral. Except as set forth under the heading “Litigation” on Schedule 4.8, no litigation or other action of any nature affecting the Borrower is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower which might reasonably be expected to result in any impairment of its ownership of any Collateral or have a Material Adverse Effect. No unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law or otherwise relative to the business or operations of the Borrower or the ownership and operation of the Collateral other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower.
     4.9 Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit or license from or filing with any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower of the Loan Documents to which it is a party or any instrument contemplated hereby, the repayment by the Borrower of the Notes and interest and fees provided in the Note and this Agreement or the performance by the Borrower of the Obligations.
     4.10 Compliance with Laws. The Borrower and its Oil and Gas Properties, including the Mortgaged Properties, are in compliance with all applicable Requirements of Law, including Environmental Laws and ERISA, except to the extent non-compliance with any such Requirement of Law could not reasonably be expected to have a Material Adverse Effect.
     4.11 ERISA. The Borrower does not maintain, nor has it maintained, any Plan. The Borrower does not currently contribute to or have any obligation to contribute to or otherwise have any liability with respect to any Plan.
     4.12 Environmental Laws. Except as would not have a Material Adverse Effect or as described on Schedule 4.12:

          (a) no Property of the Borrower or, to the knowledge of the Borrower, Property of others adjacent to Property of the Borrower, is currently on or has ever been on any federal or state list of Superfund Sites;
          (b) no Hazardous Substances have been generated, transported and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation and/or disposal, or has since become, a Superfund Site;
          (c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower or from, affecting or related to any Property of the Borrower has occurred; and
          (d) no Environmental Complaint has been received by the Borrower.
     4.13 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
     4.14 Investment Company Act Compliance. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an “investment company” or an “affiliated person” of an “investment company” within the meaning of the Investment Company Act of 1940.
     4.15 Proper Filing of Tax Returns; Payment of Taxes Due. The Borrower has duly and properly filed its United States income tax information returns and all other tax returns which are required to be filed and has paid all taxes, if any, shown as due from the Borrower thereon, except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of the Borrower with respect to taxes and other governmental charges are adequate.
     4.16 Refunds. Except as described on Schedule 4.16 , no orders of, proceedings pending before or other requirements of any Governmental Authority exist which could result in the Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Properties.
     4.17 Gas Contracts. Except as described on Schedule 4.17, the Borrower (a) is not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Property at some future date without receiving full payment therefor within 90 days of delivery, and (b) has not produced gas, in any material amount, subject to, and neither the Borrower nor any of the Mortgaged Properties is subject to, balancing rights of third parties or subject to balancing duties under Requirements of Law, except as to such matters for which the Borrower has established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.

     4.18 Intellectual Property. The Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and the Borrower knows of no valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of the Borrower.
     4.19 Casualties or Taking of Property. Except as disclosed on Schedule 4.19, since the later of (a) March 31, 2008, or (b) the date of the most recent Financial Statements of the Borrower furnished to the Lender pursuant to either Section 5.2 or Section 5.3, there has been no Material Adverse Effect to either the business or any Property of the Borrower resulting from any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God.
     4.20 Locations of Borrower. The principal place of business and chief executive office of the Borrower are located at the address of the Borrower set forth in Section 8.3 or at such other location as the Borrower may have, by proper written notice hereunder, advised the Lender.
     4.21 Subsidiaries. The Borrower has no Subsidiaries.
     4.22 Compliance with Anti-Terrorism Laws. (a) Neither the Borrower nor any Affiliate of the Borrower is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (b) Neither the Borrower nor any Affiliate of the Borrower is any of the following (each a “Blocked Person”):
(i)	a Person that is listed in the annex, to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)	a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)	a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(vi)	a Person or entity who is affiliated with a Person or entity listed above.
          (c) Neither the Borrower nor any Affiliate of the Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
          (d) Neither the Borrower nor any Affiliate of the Borrower is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions administered and enforced by OFAC or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.
     4.23 Identification Numbers. The federal taxpayer identification number of the Borrower is 26-0584520 and the organizational number of the Borrower with the Secretary of State of the State of Delaware is 4384961.
     4.24 Solvency. Immediately after the Closing and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of each such Loan, (a) the fair value of the assets of the Borrower, taken as a whole, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, taken as a whole; (b) the present fair saleable value of the property of the Borrower is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted.
ARTICLE V
AFFIRMATIVE COVENANTS
     So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall:

     5.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Lender, make such records available for inspection by the Lender and, at the expense of the Borrower, allow the Lender to make and take away copies thereof.
     5.2 Quarterly Financial Statements and Compliance Certificates. Deliver to the Lender, on or before the 60th day after the close of each of the first three quarterly periods of each fiscal year of the Borrower, (a) a copy of the unaudited Financial Statements of the Borrower as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of the Borrower, subject to changes resulting from normal year-end audit adjustments, and (b) a Compliance Certificate prepared, as to Section 2 thereof, as of the close of such quarterly period.
     5.3 Annual Financial Statements and Compliance Certificate. Deliver to the Lender, on or before the 120th day after the close of each fiscal year of the Borrower, (a) a copy of the annual Financial Statements of the Borrower, such Financial Statements to be certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of the Borrower and reflect that they have been reviewed by a nationally recognized or regionally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Lender and (b) a Compliance Certificate prepared, as to Section 2 thereof, as of the close of the relevant fiscal year.
     5.4 Oil and Gas Reserve Reports and Production Reports. (a) Deliver to the Lender on or before the 120th day after the close of each fiscal year of the Borrower, engineering reports, in form and substance satisfactory to the Lender, prepared as of the close of such fiscal year of the Borrower, certified by any nationally- or regionally-recognized firm of independent consulting petroleum engineers acceptable to the Lender as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Mortgaged Properties and other Oil and Gas Properties of the Borrower, (ii) the aggregate present value of the future net income with respect to the Mortgaged Properties and other Oil and Gas Properties of the Borrower, discounted at a stated per annum discount rate of proven and producing reserves, (iii) projections of the annual rate of production, gross income and net income with respect to such proven and producing reserves and (iv) information with respect to the “take-or-pay,” “prepayment” and gas-balancing liabilities of the Borrower.
          (b) Deliver to the Lender, on September 1, 2008 and thereafter semi-annually (on each October 1 and April 1 prior to the Commitment Termination Date), a report, in form satisfactory to the Lender, prepared by or under the supervision of the chief petroleum engineer of the Borrower, setting forth information as to quantities of production from the Mortgaged Properties and other Oil and Gas Properties of the Borrower, volumes of production sold, volumes of production committed to Commodity Hedge Agreements, pricing, purchasers of production, gross revenues, lease operating expenses and such other information as the Lender may reasonably request with respect to the relevant period.
     5.5 Title and Mortgage Coverage. Promptly upon the request of the Lender, furnish to the Lender title opinions, in form and substance and by counsel reasonably satisfactory to the Lender, or other confirmation of title acceptable to the Lender, covering Oil and Gas Properties of the Borrower constituting no less than ninety percent (90%) of the discounted present value, determined by the Lender in the exercise of its reasonable credit judgment, of the proved reserves attributable to the Oil and Gas Properties of the Borrower; and promptly, but in any event within 60 days after notice by the Lender of any defect, material in the opinion of the Lender in value, in the title of the Borrower to any of its Oil and Gas Properties, clear such title defects; and promptly upon request of the Lender, execute and deliver to the Lender additional Security Documents as necessary to maintain, as Mortgaged Properties, Oil and Gas Properties of the Borrower constituting no less than ninety percent (90%) of the discounted present value, as determined by the Lender in the exercise of its reasonable credit judgment, of the proved reserves attributable to the Oil and Gas Properties of the Borrower.
     5.6 Notices of Certain Events. Deliver to the Lender, promptly, and in any event within three Business Days, upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrower with respect to such event or circumstance:
          (a) any Default or Event of Default;
          (b) any default or event of default under any contractual obligation of the Borrower, or any litigation, investigation, or proceeding between the Borrower and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
          (c) any litigation or proceeding involving the Borrower as a defendant or in which any Property of the Borrower is subject to a claim and in which the amount involved is $500,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;
          (d) the receipt by the Borrower of any Environmental Complaint, which if adversely determined could reasonably be expected to have a Material Adverse Effect;
          (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower following any allegation of a violation of any Requirement of Law;
          (f) any Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or Property of others adjacent to Property of the Borrower which could reasonably be expected to have a Material Adverse Effect, except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;
          (g) any change in the ownership of the Borrower, except pursuant to that certain reverse takeover transaction whereby Borrower will merge into a wholly-owned Delaware subsidiary of a company governed under the laws of the Province of Ontario, Canada, and publicly listed on the Toronto Stock Exchange or TSX Venture Exchange, respectively. Borrower shall be the surviving corporation of the merger and a wholly-owned subsidiary of such publicly listed company;
          (h) any material change in accounting or financial reporting practices; and
          (i) any other event or condition which could reasonably be expected to have a Material Adverse Effect.
     5.7 Letters in Lieu of Transfer Orders or Division Orders. Promptly upon request by the Lender at any time and from time to time, and without limitation on the rights of the Lender pursuant to the provisions of Section 2.20 and Section 2.21, execute such letters in lieu of transfer or division orders, in addition to the letters signed by the Borrower and delivered to the Lender in satisfaction of the condition set forth in Section 3.1(f), as are necessary or appropriate to transfer and deliver to the Lender proceeds from the sale of hydrocarbon production from or attributable to any Mortgaged Property.
     5.8 Additional Information. Furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Lender may from time to time reasonably request; and notify the Lender not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including any change in its name or the jurisdiction of its organization; and upon the request of the Lender, execute such additional Security Documents as may be necessary or appropriate in connection therewith.
     5.9 Compliance with Laws. To the extent the failure to so comply could reasonably be expected to have a Material Adverse Effect, comply, in all material respects, with all applicable Requirements of Law, including (a) ERISA, (b) Environmental Laws and (c) all permits, licenses, registrations, approvals and authorizations (i) related to any natural or environmental resource or media located on, above, within, related to or affected by any Property of the Borrower, (ii) required for the performance of the operations of the Borrower or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and use its best efforts to cause all employees, crew members, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions) of the Borrower, while such Persons are acting within the scope of their relationship with the Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrower to so comply.

     5.10 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent and other Indebtedness which, if unpaid, might become a Lien against any Property of the Borrower, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.
     5.11 Maintenance of Existence or Qualification and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdiction of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted by it necessitates same.
     5.12 Payment of Note; Performance of Obligations. Pay the Note according to the reading, tenor and effect thereof, as modified hereby, and do and perform every act and discharge all of the other Obligations.
     5.13 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents to which it is a party and all agreements contemplated thereby, and execute, acknowledge and deliver to the Lender such other assurances and instruments as shall, in the reasonable opinion of the Lender, be necessary to fulfill the terms of the Loan Documents to which it is a party.
     5.14 Initial Expenses of Lender. Upon request by the Lender, promptly reimburse the Lender for, or pay directly to such special counsel, all reasonable fees and expenses of Jackson Walker L.L.P., special counsel to the Lender, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Documents and the consummation of the transactions contemplated in this Agreement.
     5.15 Subsequent Expenses of Lender. Upon request by the Lender, promptly reimburse the Lender (to the fullest extent permitted by law) for all amounts reasonably expended, advanced or incurred by or on behalf of the Lender to evaluate the Mortgaged Properties or to satisfy any obligation of the Borrower under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate or prepare additional Loan Documents, as the case may be; for the filing and recordation of Security Documents; to enforce the rights of the Lender under any of the Loan Documents; and to protect the Mortgaged Properties or business of the Borrower, including the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lender and which amounts shall include (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors, accountants and independent petroleum engineers incurred to protect the interests of the Lender, (d) fees and expenses incurred in connection with the participation by the Lender as members of the creditors’ committee in any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States Codes all reasonably incurred by the Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate on each such amount from the date of notification that the same was expended, advanced or incurred by the Lender until the date it is repaid to the Lender, with the obligations under this Section 5.15 surviving the non-assumption of this Agreement in any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian or liquidator of the Borrower appointed in any such case.
     5.16 Operation of Oil and Gas Properties. Develop, maintain and operate or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to develop, maintain and operate its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards.
     5.17 Maintenance and Inspection of Properties. Maintain or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make or, to the extent that the right obligation to do so rests with another Person, exercise its best efforts to cause such other Person to make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of the Lender, upon reasonable prior notice to the Borrower, to visit and inspect, at reasonable times, any tangible Property of the Borrower.
     5.18 Maintenance of Insurance. Maintain, or to the extent such obligation rests with another Person under an operating agreement, use commercially reasonable efforts to cause such other Person to maintain, insurance with respect to its Properties and businesses against such liabilities, casualties, risks and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to the Lender, be maintained by the Borrower and name the Lender as an additional insured (in the case of liability insurance) and as co-loss payee (in the case of physical damage insurance), and, upon any renewal of any such insurance and at other times upon request by the Lender, furnish to the Lender evidence, satisfactory to the Lender, of the maintenance of such insurance. The Lender shall have the right to collect, and the Borrower hereby assigns to the Lender, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss or destruction of any Property of the Borrower. In the event of any damage, loss or destruction for which insurance proceeds relating to business interruption or Collateral exceed $500,000, the Lender may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to fees, then to interest and then to principal, and shall deliver to the Borrower the balance, if any, after such application has been made. In the event of any such damage, loss or destruction for which insurance proceeds are $500,000 or less, provided that no Default or Event of Default has occurred and is continuing, the Lender shall deliver any such proceeds received by it to the Borrower for use to repair or replace the damaged, destroyed or lost Property. In the event the Lender receives insurance proceeds not attributable to Collateral or business interruption, the Lender shall deliver any such proceeds to the Borrower.
     5.19 Environmental Indemnification. Indemnify and hold the Lender and its shareholders, officers, directors, employees, agents, attorneys-in-fact and Affiliates and each trustee for the benefit of the Lender under any Security Document (each of the foregoing an “Indemnitee”) harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including attorneys’ fees and expenses), arising directly or indirectly, in whole or in part, from (a) the presence of any Hazardous Substances on, under or from any Property of the Borrower, whether prior to or during the term hereof, (b) any activity carried on or undertaken on or off any Property of the Borrower, whether prior to or during the term hereof, and whether by the Borrower or any predecessor in title, employee, agent, contractor or subcontractor of the Borrower or any other Person at any time occupying or present on such Property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation or disposal of any Hazardous Substances at any time located or present on or under such Property, (c) any residual contamination on or under any Property of the Borrower, (d) any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances by the Borrower or any employee, agent, contractor or subcontractor of the Borrower while such Persons are acting within the scope of their relationship with the Borrower, irrespective of whether any of such activities were or will be undertaken in accordance with applicable Requirements of Law or (e) the performance and enforcement of any Loan Document or any other act or omission in connection with or related to any Loan Document or the transactions contemplated thereby, including any such claim, loss, damage, liability, fine, penalty, charge, administrative or judicial proceeding, order, judgment, remedial action, requirement, enforcement action, cost or expense, arising from the negligence (but not the gross negligence or willful misconduct), whether sole or concurrent, of any Indemnitee; with the foregoing indemnity surviving satisfaction of all Obligations and the termination of this Agreement, unless all such Obligations have been satisfied wholly in cash from the Borrower and not by way of realization against any Collateral or the conveyance of any Property in lieu thereof, provided that such indemnity shall not extend to any act or omission by the Lender with respect to any Property subsequent to the Lender becoming the owner of such Property and with respect to which Property such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the acquisition of title thereto by the Lender. All amounts due under this Section 5.19 shall be payable on written demand therefor.
     5.20 General Indemnification. Indemnify and hold each Indemnitee harmless from and against any and all losses, claims, damages, liabilities and related expenses, including reasonable attorneys’ fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (a) the execution and delivery of this Agreement and the other Loan Documents, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby, (b) the use of proceeds of the

Loans or any Letter of Credit, or (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto including any such loss, claim, damage, liability or expense arising from the negligence (but not the gross negligence or willful misconduct), whether sole or concurrent, of any Indemnitee; with the foregoing indemnity surviving satisfaction of all Obligations and the termination of this Agreement. All amounts due under this Section 5.20 shall be payable on written demand therefor.
     5.21 Evidence of Compliance with Anti-Terrorism Laws. Deliver to the Lender any certification or other evidence requested from time to time by the Lender, in its reasonable discretion, confirming compliance by the Borrower with the provisions of Section 6.17.
     5.22 Deposit Accounts. Open and maintain with the Lender its primary operating accounts, with an aggregate initial balance of not less than $4,500,000, which amount will be transferred within five Business Days of the Closing Date.
ARTICLE VI
NEGATIVE COVENANTS
     So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower will not:
     6.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 90 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, (c) Indebtedness owing by the Borrower to its Affiliates, so long as subordinated to payment and performance of the Obligations on terms acceptable to the Lender, (d) Commodity Hedge Agreements with Approved Hedge Counterparties, (e) Interest Rate Hedge Agreements with Approved Hedge Counterparties, (f) capital lease obligations and purchase money Indebtedness in respect of Property, including vehicles and equipment, acquired by the Borrower in the ordinary course of business, provided that such Indebtedness does not exceed $500,000 in the aggregate at any point in time, and (g) accrued or deferred Taxes.
     6.2 Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees, performance surety or other bonds or endorsements of items deposited for collection, in each case provided in the ordinary course of business, (b) obligations under indemnities provided in the ordinary course of business which do not cover Indebtedness, or (c) trade credit incurred or operating leases entered into in the ordinary course of business.
     6.3 Liens. Create, incur, assume or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however,

the foregoing restriction shall not prevent the creation, incurrence, assumption or existence of Permitted Liens.
     6.4 Sales of Assets. Sell, transfer or otherwise dispose of, in one or any series of transactions, any Property of the Borrower, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business, provided that no contract for the sale of hydrocarbons shall obligate the Borrower to deliver hydrocarbons produced from any of the Mortgaged Properties at some future date without receiving full payment therefor within 90 days of delivery and (b) the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business of the Borrower.
     6.5 Leasebacks. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.
     6.6 Sale or Discount of Receivables. Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.
     6.7 Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restriction shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable and (b) advances to employees of the Borrower for the payment of expenses in the ordinary course of the business of the Borrower not exceeding $50,000 in the aggregate at any point in time.
     6.8 Investments. Make or acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of (a) Oil and Gas Properties, (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody’s Investor Service, Inc. or A-2 by Standard & Poor’s Corporation and with maturities of no more than one year from the date of acquisition, or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, Eurodollar time deposits, overnight bank deposits and bankers’ acceptances, with maturities of no more than 180 days from the date of acquisition, issued by or acquired from or through the Lender, or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $150,000,000, (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section, (d) Investments in money-market funds sponsored or administered by Persons acceptable to the Lender and which funds invest in short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section and (e) evidences of loans or advances not prohibited by the provisions of Section 6.7.

     6.9 Dividends, Distributions and Certain Payments. Declare, pay or make, whether in cash or Property of the Borrower, any dividend or distribution on, or purchase, redeem or otherwise acquire for value, any equity interest in the Borrower; provided, however, the foregoing restriction shall not apply to (a) dividends with respect to equity interests in the Borrower which are payable as additional equity interests of Borrower, (b) dividends or distributions, if any, permitted by written consent of the Lender at the time of each scheduled redetermination of the Borrowing Base, or (c) distributions or payments made to any dissenting shareholder(s) under Delaware law in connection with the proposed reverse takeover transaction.
     6.10 Changes in Structure. Enter into any transaction of consolidation, merger or amalgamation; liquidate, wind up or dissolve (or suffer any liquidation or dissolution); or issue any additional membership interests; provided, however, the foregoing restriction shall not apply to that certain reverse takeover transaction whereby Borrower will merge into a wholly-owned Delaware subsidiary of a company governed under the laws of the Province of Ontario, Canada, and publicly listed on the Toronto Stock Exchange or TSX Venture Exchange, respectively. Borrower shall be the surviving corporation of the merger and a wholly-owned subsidiary of such publicly listed company.
     6.11 Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate.
     6.12 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than those in which the Borrower is engaged as of the date hereof.
     6.13 Plan Obligation. Assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.
     6.14 Current Ratio. Permit, as of the close of any quarterly period of any fiscal year of the Borrower, commencing with the quarterly period ending September 30, 2008, the ratio of Current Assets to Current Liabilities to be less than 1.20 to 1.00.
     6.15 Tangible Net Worth. Permit Tangible Net Worth, as determined as of the close of each quarterly period of each fiscal year of the Borrower, to be less than seventy five percent (75%) of Tangible Net Worth at June 30, 2008 plus seventy five percent (75%) of Net Income of the Borrower for each quarterly period of each fiscal year of the Borrower ending after June 30, 2008 plus the amount of any contributions by the sharholders of the Borrower to the capital of the Borrower.
     6.16 Funded Debt to EBITDA Ratio. Permit, as of the close of any quarterly period of any fiscal year of the Borrower, commencing with the quarterly period ending September 30, 2008, the ratio of (a) funded Indebtedness in respect of borrowed money, including the Loan Balance, to (b) EBITDA determined as of the end of the relevant quarter (provided, however, for any quarterly period in which any acquisitions or divestitures are consummated by the Borrower,

EBITDA shall be determined on a pro forma basis as if the relevant acquisitions or divestitures were consummated on the first day of the relevant quarterly period) as follows:

Quarterly Period	EBITDA

Ending September 30, 2008	EBITDA for such quarterly period multiplied by four

Ending December 31, 2008	EBITDA for the period July 1, 2008 through December 31, 2008 multiplied by two

Ending March 31, 2009	EBITDA for the period July 1, 2008 through March 31, 2009 multiplied by one and one-third

Ending June 30, 2009 and thereafter	EBITDA for such quarterly period and the three immediately preceding quarterly periods to be greater than 4.00 to 1.00.
     6.17 Interest Coverage Ratio. Permit, as of the close of any quarterly period of any fiscal year of the Borrower, commencing with the quarterly period ending June 30, 2008, the ratio of (a) EBITDA determined as of the end of the relevant quarterly period as provided in Section 6.16 (provided, however, for any quarterly period in which any acquisitions or divestitures are consummated by the Borrower, EBITDA shall be determined on a pro forma basis as if the relevant acquisitions or divestitures were consummated on the first day of the relevant quarterly period) to (b) Interest Expense determined as of the end of the relevant quarterly period (provided, however, for any quarterly period in which any acquisitions or divestitures are consummated by the Borrower, Interest Expense shall be determined on a pro forma basis as if the relevant acquisitions or divestitures were consummated on the first day of the relevant quarterly period), as follows:

Quarterly Period	Interest Expense

Ending September 30, 2008	Interest Expense for such quarterly period multiplied by four

Ending December 31, 2008	Interest Expense for the period July 1, 2008 through December 31, 2008 multiplied by two

Quarterly Period	Interest Expense

Ending March 31, 2009	Interest Expense for the period July 1, 2008 through March 31, 2009 multiplied by one and one-third

Ending June 30, 2009 and thereafter	Interest Expense for such quarterly period and the three immediately preceding quarterly periods to be less than 3.0 to 1.00.
     6.18 Liquidity. Permit unrestricted (other than pursuant to applicable provisions of this Agreement) cash of the Borrower, plus the Available Commitment, to be less than $1,000,000 at any time.
     6.19 Anti-Terrorism Laws. And shall not permit any of its Affiliates to, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224; (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act, or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on United States foreign policy.
ARTICLE VII
EVENTS OF DEFAULT
     7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:
          (a) default shall be made in the payment when due of (i) any installment of principal or interest under this Agreement or the Note (ii) any fee or other sum payable under any Loan Document or (iii) any Indebtedness of the Borrower under any Commodity Hedge Agreement or Interest Rate Hedge Agreement permitted or required under applicable provisions of this Agreement, and as to any of the foregoing other than a default in payment of principal due under any relevant agreement, such default shall continue unremedied for three Business Days;
          (b) default shall be made by the Borrower in the due observance or performance of any of its obligations, covenants or agreements under the Loan Documents, and, as to compliance with the obligations of the Borrower under Article V (other than Section 5.12), such default shall continue for 30 days after the earlier of notice thereof to the Borrower by the Lender or actual knowledge thereof by the Borrower;

          (c) any representation or warranty made by or on behalf of the Borrower in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;
          (d) default shall be made by the Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note or other Indebtedness in excess of $100,000 in the aggregate or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto or there shall occur any event or condition in respect of any such Indebtedness which would allow the holders thereof to require such Indebtedness to be repaid, repurchased or redeemed;
          (e) the Borrower shall be unable to satisfy any condition or cure any circumstance specified in Article III, the satisfaction or curing of which is precedent to the right of the Borrower to obtain a Loan or the issuance, renewal or extension of a Letter of Credit, and such inability shall continue for a period in excess of 60 days;
          (f) the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors of all or substantially all of its assets, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;
          (g) an order, judgment, or decree shall be entered against the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 60 days;
          (h) the levy against a material portion of the Property of the Borrower then subject to a Lien in favor of the Lender or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 60 days after the levy;
          (i) a final and non-appealable order, judgment, or decree shall be entered against the Borrower for money damages and/or Indebtedness due in an amount in excess of $100,000, and such order, judgment, or decree shall not be dismissed or stayed within 60 days or is not fully covered by insurance;
          (j) any charges are filed or any other action or proceeding is instituted by any Governmental Authority against the Borrower under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. §1961 et seq.), the result of which could be the forfeiture or transfer of any material Property of the Borrower subject to a Lien in favor of the Lender without (i) satisfaction or provision for satisfaction of such Lien, or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;
          (k) the Borrower shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law with intent to hinder, delay or defraud its creditors, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid with intent to hinder, delay or defraud its creditors, or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 60 days from the date thereof;
          (l) any Security Document shall for any reason not, or cease to create, valid and perfected first-priority Liens against the Collateral purportedly covered thereby, except to the extent permitted by this Agreement;
          (m) Reserved.
          (n) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations and termination of the Commitments and this Agreement, ceases to be in full force and effect; or the Borrower denies that it is liable under any Loan Document or purports to revoke, terminate or rescind any provisions of any Loan Document; or
          (o) the occurrence of a Material Adverse Effect.
     7.2 Remedies.
          (a) Upon the occurrence of an Event of Default specified in Section 7.1(f) or Section 7.1(g), immediately and without notice, (i) all Obligations under the Loan Documents shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower and (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing.
          (b) Upon the occurrence of any Event of Default other than those specified in Section 7.1(f) or Section 7.1(g), so long as such Event of Default is continuing and is neither waived nor cured, (i) the Lender may, by notice in writing to the Borrower, declare all Obligations under the Loan Documents immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower and (ii) the

Lender, may, declare the Commitment terminated, whereupon the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing.
          (c) Upon the occurrence of any Event of Default, so long as such Event of Default is continuing and is neither waived nor cured, the Lender may, in addition to the foregoing in this Section 7.2, exercise any or all of their rights and remedies provided by law or pursuant to the Loan Documents.
          (d) Should the Obligations under the Loan Documents become immediately due and payable in accordance with any of the preceding subsections of this Section 7.2, the obligation of the Borrower with respect to the L/C Exposure shall be to provide cash as Collateral therefor, to be held and administered by the Lender as provided in Section 2.11 with respect to mandatory prepayments and, failing receipt by the Lender of immediate payment in full of the Loan Balance, any additional Obligations then due and payable, all accrued and unpaid interest and fees and such cash to serve as Collateral for the L/C Exposure, the Lender shall be entitled to proceed against the Collateral and any cash proceeds from realization against the Collateral in excess of the Loan Balance, any additional Obligations then due and payable, and accrued and unpaid interest and fees shall constitute cash Collateral for the remaining L/C Exposure, if any, to be held and administered by the Lender as provided in Section 2.11.
          (e) Proceeds from realization against the Collateral and any other funds received by the Lender from the Borrower when an Event of Default has occurred and is continuing shall be applied (i) first, to fees and expenses due pursuant to the terms of this Agreement, any other Loan Document or any Commodity Hedge Agreement or Interest Rate Hedge Agreement with an Approved Hedge Counterparty, (ii) second, to accrued interest on the Obligations under the Loan Documents or any Commodity Hedge Agreement or Interest Rate Hedge Agreement with an Approved Hedge Counterparty, (iii) third, to the Loan Balance, in any manner elected by the Lender, and any other Obligations then due and payable, pro rata in accordance with the ratio of the Loan Balance or such other Obligations, as the case may be, to the sum of the Loan Balance and such other Obligations and (iv) as provided in subsection (d) immediately above, if applicable.
ARTICLE VIII
MISCELLANEOUS
     8.1 Assignments; Participations.
          (a) The Borrower may not assign any of its rights or delegate any of its obligations under any Loan Document without the prior consent of the Lender.
          (b) With the consent of the Borrower (which shall not be unreasonably withheld or delayed), Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement; provided, however, (i) such consent of the Borrower shall not be required when a Default or an Event of Default shall have occurred and is continuing, (ii) such consent of the Borrower shall not be required with respect to an assignment from the

Lender to an Affiliate of the Lender and (iii) such consent of the Borrower shall not be required with respect to an assignment from the Lender to one or more Approved Funds.
          (c) The Lender may transfer, grant or assign participations in all or any portion of its interests hereunder to any Person pursuant to this Section 9.1(c), provided that the Lender shall remain the “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a “Lender” hereunder. In the case of any such participation, the participant shall not have any rights under any Loan Document, the rights of the participant in respect of such participation to be against the Lender as set forth in the agreement with the Lender creating such participation, and all amounts payable by the Borrower hereunder shall be determined as if the Lender had not sold such participation.
          (d) The Lender may furnish any information concerning the Borrower in the possession of the Lender from time to time to assignees and participants and prospective assignees and participants.
          (e) Notwithstanding anything in this Section to the contrary, the Lender may assign and pledge the Note or any interest therein to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank. No such assignment or pledge shall release the Lender from its obligations hereunder.
          (f) Notwithstanding any other provisions of this Section 9.1, no transfer or assignment of the interests or obligations of the Lender or grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the Securities and Exchange Commission or any successor Governmental Authority or qualify the Loans under the “Blue Sky” laws of any state.
     8.2 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Note and the Security Documents and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.
     8.3 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests and communications hereunder shall be in writing (including facsimile or other electronic form). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, five days after being deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of facsimile notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

          (a) if to the Lender, to:
Texas Capital Bank, N.A.
One Riverway, Suite 2450
Houston, Texas 77056
Attention: Energy Banking
Facsimile: (713) 439-5942
          (b) if to the Borrower, to:
Legacy Energy, Inc.
1135 Eugenia Place, Suite C
Carpinteria, California 93013
Attention: E. Sven Hagen, Chairman and CEO
Facsimile: (805) 566-2917
Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.
     8.4 Parties in Interest. Subject to the restrictions on changes in structure set forth in Section 6.10 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower or the Lender shall be binding upon and inure to the benefit of the Borrower or the Lender, as the case may be, and their respective successors and permitted assigns.
     8.5 Renewals; Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrower under this Agreement, the Note or any other Loan Document.
     8.6 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Lender, any other Approved Hedge Counterparties and the Borrower. No other Person shall have any right, benefit, priority or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.
     8.7 No Waiver; Rights Cumulative. No course of dealing on the part of the Lender or its officers or employees, nor any failure or delay by the Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of any Loan nor the issuance of any Letter of Credit shall constitute a waiver of any of the covenants, warranties or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty or condition, neither the making of any Loan nor the issuance of any Letter of Credit shall have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

     8.8 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.
     8.9 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought. Subject to the preceding sentence, any provision of this Agreement or any other Loan Document may be amended, modified or waived by the Borrower and the Lender.
     8.10 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.
     8.11 Disposition of Collateral. Except as expressly provided to the contrary in this Agreement, notwithstanding any term or provision, express or implied, in any of the Security Documents, the realization, liquidation, foreclosure or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Lender; provided, however, that in no event shall the Lender violate applicable law or exercise rights and remedies other than those provided in such Security Documents or otherwise existing at law or in equity.
     8.12 Governing Law. This Agreement and the Note shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to principles thereof relating to conflicts of law.
     8.13 Waiver of Rights to Jury Trial. The Borrower and the Lender hereby knowingly, voluntarily, intentionally, irrevocably and unconditionally waive all rights to trial by jury in any action, suit, proceeding, counterclaim or other litigation that relates to or arises out of this Agreement or any other Loan Document or the acts or omissions of the Lender in the enforcement of any of the terms or provisions of this Agreement or any other Loan Document or otherwise with respect thereto. The provisions of this Section 8.13 are a material inducement for the Lender to enter into this Agreement.
     8.14 Jurisdiction and Venue. All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to or from this Agreement or any other Loan Document may be litigated, at the sole discretion and election of the Lender, in courts having situs in Houston, Harris County, Texas. In such regard, the Borrower hereby submits to the jurisdiction of any local, state or federal court located in Houston, Harris County, Texas, and hereby waives any rights it may have to transfer or change the jurisdiction or venue of any litigation brought against it by the Lender in accordance with this Section 8.14.
     8.15 Integration. This Agreement and the other Loan Documents constitute the entire agreement between the parties hereto and thereto with respect to the subject hereof and thereof and shall supersede any prior agreement between the parties hereto and thereto, whether written or oral, relating to the subject hereof and thereof, including any commitment letter or term sheet. Furthermore, in this regard, this Agreement and the other written Loan Documents represent, collectively, the final agreement between the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of such parties. There are no unwritten oral agreements between such parties.
     8.16 Waiver of Punitive and Consequential Damages. Each of the Borrower and the Lender hereby knowingly, voluntarily, intentionally and irrevocably (A) waives, to the maximum extent it may lawfully and effectively do so, any right it may have to claim or recover, in any dispute based hereon, or directly or indirectly at any time arising out of, under or in connection with the Loan Documents or any transaction contemplated thereby or associated therewith, before or after maturity, any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages and (b) acknowledges that it has been induced to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 8.16.
     8.17 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement and shall be enforceable as of the date hereof upon the execution of one or more counterparts hereof by each of the parties hereto. In this regard, each of the parties hereto acknowledges that a counterpart of this Agreement containing a set of counterpart execution pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each party hereto and shall constitute one instrument.
     8.18 USA Patriot Act Notice. The Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act.
     8.19 Tax Shelter Regulations. The Borrower does not intend to treat the Loans and related transactions hereunder and under the other Loan Documents as a “reportable transaction” (within the meanings under current Treasury Regulation Section 1.6011-4 and Proposed Treasury Regulation Section 1.6011-4, promulgated on November 1, 2006). In the event the Borrower determines to take any action inconsistent with the foregoing statement, it will promptly notify the Lender thereof. If the Borrower so notifies the Lender, the Borrower acknowledges that the Lender may treat the Loans and related transactions hereunder and under the other Loan Documents as part of a transaction that is subject to current Treasury Regulation Section 301.6112-1 or Proposed Treasury Regulation Section 301.6112-1, promulgated on November 1, 2006, and, in such case, the Lender will maintain the lists and other records required, if any, by such Treasury Regulations.
(Signatures appear on following pages)

     IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

BORROWER: LEGACY ENERGY, INC.
By:	/s/ Jonathan S. Wimbish
Jonathan S. Wimbish
Chief Financial Officer

(Signatures continue on following page)

LENDER: TEXAS CAPITAL BANK, N.A.
By:	/s/ Jonathan Gregory
Jonathan Gregory
Executive Vice President
Applicable Lending Office for Base Rate Loans and LIBO Rate Loans: One Riverway, Suite 2450 Houston, Texas 77056 Facsimile: ________________

Schedule 4.8
LIABILITIES AND LITIGATION
Liabilities:
     None.
Litigation:
     None.

Schedule 4.8

Schedule 4.12
ENVIRONMENTAL MATTERS
None.

Schedule 4.12

Schedule 4.16
REFUNDS
None.

Schedule 4.16

Schedule 4.17
GAS CONTRACTS
None.

Schedule 4.17

Schedule 4.19
CASUALTIES
None.

Schedule 4.19

EXHIBIT I
[FORM OF NOTE]
PROMISSORY NOTE
(this “Note”)

$50,000,000.00	Houston, Texas	June ___, 2008
     FOR VALUE RECEIVED and WITHOUT GRACE (except to the extent, if any, provided in the Credit Agreement referred to hereinafter), the undersigned (“Maker”) promises to pay to the order of Texas Capital Bank, N.A. (“Payee”), at its principal office in Houston, Harris County, Texas, the sum of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00) or so much thereof as may be advanced against this Note and remains unpaid pursuant to the Credit Agreement dated June ___, 2008 by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.
     Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to such terms in the Credit Agreement.
     This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.
     Without being limited thereto or thereby, this Note is secured by the Security Documents.
     This Note shall be governed and controlled by the laws of the State of Texas, without giving effect to principles thereof relating to conflicts of law.

LEGACY ENERGY, INC.
By:
Jonathan S. Wimbish
Chief Financial Officer

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EXHIBIT II
[FORM OF BORROWING REQUEST]
[Date]
Texas Capital Bank, N.A.
One Riverway, Suite 2450
Houston, Texas 77056
Attention: Energy Banking
Re:	Credit Agreement dated June ___, 2008, by and between Legacy Energy, Inc., a Delaware corporation, and Texas Capital Bank, N.A., a national banking association (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”)
Ladies and Gentlemen:
     Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:
1.	Loans
(a)	Amount of new Loan: $__________

(b)	Requested funding date: ______________, 20__

(c)	$______________ of such Loan is to be a Base Rate Loan; and

$______________ of such Loan is to be a LIBO Rate Loan.

(d)	Requested Interest Period for LIBO Rate Loan: ____ months.
2.	Continuation or conversion of LIBO Rate Loan maturing on ___________:
(a)	Amount to be continued as a LIBO Rate Loan is $______________, with an Interest Period of ______________ months; and

(b)	Amount to be converted to a Base Rate Loan is $_____________.
3.	Conversion of Base Rate Loan:
(a)	Requested conversion date: ____________, 20__.

(b)	Amount to be converted to a LIBO Rate Loan is $___________, with an Interest Period of _____ months.

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4.	Certification
     The undersigned certifies that [s]he is the [___________] of the Borrower, has obtained all consents necessary, and as such [s]he is authorized to execute this request on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested borrowing, continuation or conversion under the terms and conditions of the Credit Agreement and that, to the best knowledge of the undersigned, there exists as of the date hereof neither a Default nor an Event of Default under the Credit Agreement.
     Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours, LEGACY ENERGY, INC.
By:
Name:
Title:

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EXHIBIT III
[FORM OF COMPLIANCE CERTIFICATE]
[Date]
Texas Capital Bank, N.A.
One Riverway, Suite 2450
Houston, Texas 77056
Attention: Energy Banking
Re:	Credit Agreement dated June ___, 2008, by and between Legacy Energy, Inc., a Delaware corporation, and Texas Capital Bank, N.A., a national banking association (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”)
Ladies and Gentlemen:
     Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Officer of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:
[1.	To the best of the knowledge of the undersigned, no Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

[1.	To the best of the knowledge of the undersigned, the following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:]

2.	The compliance of the Borrower with the financial covenants of the Credit Agreement, as of the close of business on , is evidenced by the following:

(a)	Section 6.14: Current Ratio

Required	Actual

Not less than 1.20 to 1.00	_________ to 1.00

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(b)	Section 6.15: Tangible Net Worth

Required	Actual

Not less than $____________	$____________
(c)	Section 6.16: Funded Debt to EBITDA Ratio

Required	Actual

Not greater than 4.00 to 1.00	_________ to 1.00
(d)	Section 6.17: Interest Coverage Ratio

Required	Actual

Not less than 3.0 to 1.00	_________ to 1.00
(e)	Section 6.18: Liquidity

Required	Actual

Not less than $1,000,000	$____________
3.	No Material Adverse Effect has occurred since the date of the Financial Statements of the Borrower as of and for the period then ended.
     Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours, LEGACY ENERGY, INC.
By:
Name:
Title:

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EXHIBIT IV
[FORM OF OPINION OF COUNSEL]
[Closing Date]
Texas Capital Bank, N.A.
Attention: Energy Banking
One Riverway, Suite 2450
Houston, Texas 77056
Re:	Credit Agreement dated June ___, 2008, by and between Legacy Energy, Inc., a Delaware corporation, and Texas Capital Bank, N.A., a national banking association (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”)
Ladies and Gentlemen:
     We have acted as special California counsel to Legacy Energy, Inc., a Delaware corporation (the “Borrower”), in connection with the transactions contemplated in the Credit Agreement. This opinion is delivered pursuant to Section 3.1(n) of the Credit Agreement, and the Lender is hereby authorized to rely upon this opinion in connection with the transactions contemplated in the Credit Agreement. For convenience, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary herein.
     In our representation of the Borrower, we have examined an executed counterpart or a copy of an executed counterpart of each of the following (collectively, the “Loan Documents”), each of which is dated of even date herewith:
     (a) the Credit Agreement;
     (b) the Note; and
     (c) Deed of Trust, Security Agreement, Financing Statement and Assignment of Production from the Borrower in favor of Jonathan Gregory, Trustee for the benefit of the Lender (the “Deed of Trust”).
     In making such examinations, we have, with your permission, assumed:
     (i) the genuineness of all signatures to the Loan Documents;

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     (ii) the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies;
     (iii) that each party to the Loan Documents is duly organized, legally existing and in good standing under the laws of its jurisdiction of organization and is either qualified to do business in California or is a foreign lending institution and is involved only in those activities defined in California Corporations Code Section 191(d);
     (iv) that the Lender and Borrower are each authorized and has the power to enter into and perform its obligations under the Credit Agreement and the other Loan Documents to which it is a party;
     (v) the due authorization, execution and delivery of all Loan Documents by each party thereto;
     (vi) that the Borrower has good and marketable title to all Mortgaged Property (as such term is defined in the Real Property Security Documents, respectively) and rights in the Collateral (as such term is defined in the Security Agreement); and
     (vii) the truth and accuracy of the factual representations and warranties made and contained in each of the Loan Documents, and that they will remain true and accurate as of the date of recordation of the Deed of Trust. We have not independently investigated or determined such facts.
     Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:
     1. The Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.
     2. The form of the Deed of Trust and the forms of the descriptions in the Deed of Trust of the Mortgaged Property (as defined therein) satisfy all applicable laws of the State of California to create the lien upon the Collateral as provided for in such Deed of Trust and are legally sufficient under the laws of the State of California to create the lien upon the Collateral as provided for in such Deed of Trust.
     3. The Deed of Trust (a) creates liens upon and security interests in all Mortgaged Property (as defined therein) to secure the Indebtedness (as defined therein) and (b) provides for nonjudicial foreclosure remedies customarily used in the State of California.
     4. The Deed of Trust is in satisfactory form for filing and recording in the office described in paragraph 5.
     5. The filing and/or recording, as the case may be, of a counterpart of the Deed of Trust in the office of the county clerk/recorder of each county in the

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State of California in which any portion of the Mortgaged Property (as defined in the Deed of Trust) is located is the only recording or filing in the State of California necessary to perfect the liens and security interests created by the Deed of Trust or to permit the Lender to enforce in the State of California its rights under the Deed of Trust.
     6. No state or local mortgage registration tax stamp tax or other similar fee, tax or governmental charge (other than statutory filing and recording fees to be paid upon filing) is required to be paid to the State of California or any subdivision thereof, in connection with the execution, delivery, filing or recording of the Deed of Trust.
     The opinions expressed herein are subject to the following qualifications and limitations:
     A. We are licensed to practice law only in the State of California and other jurisdictions the laws of which are not applicable to the opinions expressed herein; accordingly, the foregoing opinions are limited solely to the laws of the State of California and applicable United States federal law.
     B. The validity, binding effect and enforceability of the Loan Documents may be limited or affected by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting rights of creditors generally, including, without limitation, statutes or rules of law which limit the effect of waivers of rights by a debtor or grantor; provided, however, that the limitations and other effects of such statutes or rules of law upon the validity and binding effect of the Loan Documents should not differ materially from the limitations and other effects of such statutes or rules of law upon the validity and binding effect of assignments and security documents generally.
     C. The enforceability of the obligations of the Borrower under the Loan Documents is subject to general principles of equity (whether such enforceability is considered in a suit in equity or at law).
     D. We express no opinion as to the condition of title to or ownership of any of the Collateral.
     E. The enforceability of the Deed of Trust is subject to the qualification that certain rights, remedies, waivers and other provisions of such Deed of Trust may be rendered ineffective, or limited, by applicable State laws or judicial decisions governing such rights, remedies, waivers and provisions, but the inclusion of such rights, remedies, waivers and provisions does not affect the validity or enforceability of the other provisions thereof and in the event the Borrower does not comply with the material terms of the Loan Documents, the Trustee or Lender may exercise remedies that would normally be available under State law to a secured lender provided it proceeds in accordance with State law. Without limiting the generality of the preceding qualification, we advise you that:

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(1)	limitations exist on the form of action and the order in which remedies may be exercised under the Deed of Trust, in particular where a single debt is secured by both real and personal property. If a creditor wishes to exercise judicial remedies with regard to the personal property the creditor may be required to first complete all judicial foreclosures on real property and fixtures or to include all as security in a single judicial foreclosure;

(2)	limitations on the procedure for obtaining, and the amount of, a deficiency judgment against the Borrower are imposed by California Code of Civil Procedure §§ 580a, 580b, 580d, 726, 726.5 and 736 if the Deed of Trust is foreclosed in the manner of a mortgage;

(3)	the amount necessary to redeem property sold following judicial foreclosure proceedings is limited to the amounts specified in California Code of Civil Procedure §§ 726 and 729.06 through 729.08;

(4)	insofar as the Deed of Trust secures future advances, the lien of the Deed of Trust as to a future advance will be entitled to priority over liens first appearing of record after the date of recording of such Deed of Trust, to the extent of the Collateral covered thereby, but prior to the date on which such advance is made, so long as the Lender was legally bound to make the advance;

(5)	insofar as the Deed of Trust encumbers after-acquired real property of the Borrower not described in the Deed of Trust, such encumbrance may not be perfected without recordation of appropriate supplements describing the new after-acquired property as Collateral.
     F. With respect to the opinion in paragraph 4, we have only reviewed the requirements of the laws of the State of California as to form necessary for filing and recording of the Deed of Trust. We have not reviewed requirements of laws of local jurisdictions of the State of California as to form, if any.
     G. The opinions rendered herein are given without regard to any choice of law rules, and further, we provide no opinion as to what law governs the Deed of Trust.
     This opinion is furnished for the benefit of the Lender and any transferee or assignee of the Lender in connection with the transactions contemplated by the Credit Agreement and the

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other Loan Documents and is not to be quoted in whole or in part or otherwise referred to or disclosed to any other person or entity or in any other transaction.
Very truly yours,

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EXHIBIT V
[FORM OF OPINION OF COUNSEL]
[Closing Date]
Texas Capital Bank, N.A.
Attention: Energy Banking
One Riverway, Suite 2450
Houston, Texas 77056
Re:	Credit Agreement dated June ___, 2008, by and between Legacy Energy, Inc., a Delaware corporation, and Texas Capital Bank, N.A., a national banking association (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”)
Ladies and Gentlemen:
     We have acted as counsel to Legacy Energy, Inc., a Delaware corporation (the “Borrower”), in connection with the transactions contemplated in the Credit Agreement. This opinion is delivered pursuant to Section 3.1(n) of the Credit Agreement, and the Lender is hereby authorized to rely upon this opinion in connection with the transactions contemplated in the Credit Agreement. For convenience, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary herein.
     A. Items Reviewed. In our representation of the Borrower, we have examined an executed counterpart or a copy of an executed counterpart of each of the following (items (i) through (iv) below are collectively hereinafter referred to as the “Loan Documents”), each of which is dated of even date herewith:
     (i) the Credit Agreement;
     (ii) the Note;
     (iii) Security Agreement from the Borrower, as Debtor, in favor of the Lender, as Secured Party (the “Security Agreement”); and
     (iv) a UCC Financing Statement reflecting the Borrower as the Debtor and the Lender as the Secured Party to be filed with the Secretary of State of the State of Delaware (the “Financing Statement”).
     We have also examined and relied upon the following certificates and Board of Directors Action (items (i) through (iv) are collectively hereinafter referred to as the “Supporting Information”) in rendering our opinion:
     (i) Good Standing Certificate of Borrower issued by the Office of the Delaware Secretary of State on June 17, 2008;

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     (ii) Certificate of Foreign Qualification issued by the Office of the Texas Secretary of State on June 17, 2008;
     (iii) Certificate of Good Standing issued by the Office of the Texas Comptroller of Public Accounts on June 10, 2008;
     (iv) Incumbency Certificate of Borrower dated June 19, 2008;
     (v) Board of Directors Action dated June 19, 2008; and
     (vi) Officer’s Certificate in the form attached hereto as Exhibit A (the “Officer’s Certificate”).
          We have reviewed the Deed of Trust, Security Agreement, Financing Statement and Assignment of Production in favor of Jonathan Gregory, Trustee for the benefit of the Lender, and the Act of Mortgage, Pledge, Security Agreement and Assignment of Production in favor of the Lender, for the limited purpose of rendering our opinion that the execution and delivery of same are within the power of the Borrower and have been duly executed and authorized by all necessary corporate action by the Borrower.
          Finally, in rendering our opinion, we have also examined originals or copies, certified to our satisfaction, of such public records and certificates of representatives of the Borrower, and such other documents as we have deemed necessary for the purposes of the opinions herein expressed. As to any facts material to our opinion, we have relied, with your consent, and without independent inquiry or investigation, upon the representations and warranties of the Borrower made in the Loan Documents as to factual matters (but not as to matters of law) and the Officer’s Certificate.
     B. Assumptions. In making such examinations, we have, with your permission, assumed:
     (i) the genuineness of all signatures to the Loan Documents other than those of the officers of the Borrower;
     (ii) the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies;
     (iii) that the Lender is duly organized, legally existing and in good standing under the laws of its jurisdiction of organization;
     (iv) that the Lender is authorized and has the power to enter into and perform its obligations under the Credit Agreement and the other Loan Documents to which it is a party;
     (v) that the transactions contemplated by the Loan Documents do not violate any laws, regulations or judicial decisions regulating the type or amount of loans or letters of credit that may be made by the Lender;

V-ii

     (vi) the due authorization, execution and delivery of all Loan Documents by each party thereto other than the Borrower;
     (vii) that each individual executing the Loan Documents is legally competent;
     (viii) to the extent that any licenses, permits, contracts, agreements, commitments, franchises, leases, plans, specifications, operating agreements, service contracts, contract rights or other general intangibles require by their terms the consent of any party for their assignment or encumbrance as contemplated by the Security Agreement, such consent has been obtained;
     (ix) that the Borrower has good and marketable title to all Mortgaged Properties and rights in the Collateral (as such term is defined in the Security Agreement);
     (x) that the Loans are made to the Borrower and the Letters of Credit are issued for the account of the Borrower by the Lender in accordance with the Loan Documents;
     (xi) the absence of fraud, misrepresentation, duress and mistake; and
     (xii) that as of the date hereof, fair value has been exchanged by the Borrower and the Lender in accordance with Section 548 of the United States Bankruptcy Code and applicable state laws.
     C. Opinions. The opinions expressed herein are limited to the law of the State of Texas, Delaware Corporation Act (the “Delaware Act”), Article 9 of the Uniform Commercial Code as enacted in the State of Delaware (the “Delaware UCC”), and the applicable United States federal statutory law of general application. Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:
     (i) The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware.
     (ii) The execution and delivery by the Borrower of the Credit Agreement and the borrowings and obtaining of Letters of Credit thereunder, the execution and delivery by the Borrower of the other Loan Documents to which the Borrower is a party, and the payment and performance by the Borrower of all Obligations under the Credit Agreement and the other Loan Documents to which the Borrower is a party, are within the power of the Borrower, have been duly authorized by all necessary corporate action by the Borrower, and do not (a) contravene or conflict with any Requirement of Law, (b) to our knowledge, contravene or conflict with any indenture, instrument or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered or (c) to our knowledge, result in or require the creation or imposition of any Lien upon any Property of the Borrower other than as contemplated by the Loan Documents.
     (iii) The execution and delivery of the Deed of Trust, Security Agreement, Financing Statement and Assignment of Production in favor of Jonathan Gregory, Trustee for the benefit of the Lender and the Act of Mortgage, Pledge, Security Agreement and Assignment of

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Production in favor of the Lender are within the power of the Borrower and the same have been duly executed and authorized by all necessary corporate action by the Borrower.
     (iv) The Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.
     (v) Subject to the limitations and qualification set forth herein, the Security Agreement creates security interests in all Collateral (as defined therein) to secure the Secured Obligations (as defined therein).
     (vi). The form of the Financing Statement is in proper form for filing and upon filing with the Office of the Delaware Secretary of State will, with the exception of the creation of a perfected security interest in oil, gas and other minerals before extraction, oil, gas and other minerals as extracted, or accounts arising out of the sale at the wellhead or minehead of oil, gas, or other minerals in which Borrower has an interest prior to extraction of the oil, gas, or other minerals, create a perfected security interest in the Collateral, to the extent that a security interest may be perfected by the filing of a UCC-1 Financing Statement in the State of Delaware.
     (vii) The filing of a counterpart of the Financing Statement with the Secretary of State of the State of Delaware is the only recording or filing in the State of Delaware necessary to perfect the security interests created by the Security Agreement.
     (viii) The Borrower is not an “investment company” or an “affiliate person” of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     D. Qualifications and Limitations. The opinions expressed herein are subject to the following qualifications and limitations:
     (i) No opinion is given with respect to any document other than the Loan Documents (as the term is defined above), even if such other documents are referenced or described in the Loan Documents.
     (ii) No opinion is given as to whether a court would limit the exercise or enforcement of rights or remedies under the Loan Documents (a) in the event of any default by any person under the Loan Documents or any related agreement or instrument if it is determined that such default is not material or if such exercise or enforcement is not reasonably necessary for a creditor’s protection, or (b) if the exercise or enforcement thereof under the circumstances would violate an implied covenant of good faith and fair dealing.
     (iii) No opinion is given with respect to (a) the power or authority of the Lender to enter into or perform its obligations pursuant to the Loan Documents or of any party to otherwise act in accordance with the terms of any agreement to which it is a party; (b) whether multiple remedies may be pursued concurrently; (c) compliance by the Lender with any federal or state banking law, rule, regulation or restriction; and (d) the enforceability of obligations set forth in documents upon parties who are not signatories to such documents.

V-iv

     (iv) No opinion is given with respect to: (a) the right, title or interest of Borrower in or to any property, real or personal, or the freedom from any security interest, lien, charge or encumbrance thereon; (b) the creation, existence, attachment, enforceability or perfection of any lien on or security interest in any real property; (c) the priority of any lien on or security interest in any Collateral or the accuracy or sufficiency of the description thereof in any of the Loan Documents or in the Financing Statement; or (d) the enforceability of any provisions of the Loan Documents that purport to (1) prospectively release a party with respect to a liability or (2) require the parties to negotiate in good faith or to mutually agree on any terms and conditions.
     (v) No opinion is given with respect to the enforceability of any provision of the Loan Documents waiving any rights or remedies under applicable law, imposing penalties, forfeitures, increased interest rates and/or late payment charges upon delinquency in payment or the occurrence of a default, or any provisions which may grant Lender the right to obtain attorneys’ fees and other costs incurred which a court determines to be unreasonable or excessive.
     (vi) Certain of the remedial provisions of the Loan Documents may be limited or rendered unenforceable by laws governing them or by public policy considerations. However, the unenforceability referred to in this paragraph (D)(vi) will not render the Loan Documents invalid as a whole nor preclude judicial enforcement of the repayment or acceleration of principal and interest under the Loan Documents or the foreclosure on Collateral under the Security Agreement in the event of a breach of a provision of the Loan Documents, assuming that Lender exercises its rights and remedies in a commercially reasonable manner.
     (vii) We express no opinion as to the condition of the title to or ownership of any of the Collateral or Mortgaged Properties.
     (viii) In connection with this opinion, we express legal conclusions based solely on the laws of the State of Texas, the Delaware Act, the Delaware UCC, and applicable United States federal statutory law of general application and, accordingly, we express no opinion as to the laws of any other state or jurisdiction.
     (ix) No opinion is expressed as to the enforceability of any remedy set forth in the Loan Documents that requires either the invocation of the jurisdiction of the courts of Louisiana or California or enforcement within Louisiana or California.
     (x) The validity, binding effect and enforceability of the Loan Documents may be limited or affected by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting rights of creditors generally, including, without limitation, statutes or rules of law which limit the effect of waivers of rights by a debtor or grantor; provided, however, that the limitations and other effects of such statutes or rules of law upon the validity and binding effect of the Loan Documents should not differ materially from the limitations and other effects of such statutes or rules of law upon the validity and binding effect of assignments and security documents generally.

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     (xi) The enforceability of the obligations of the Borrower under the Loan Documents is subject to general principles of equity (whether such enforceability is considered in a suit in equity or at law).
     (xii) We express no opinion with regard to state or federal securities laws or regulations.
     (xiii) We express no opinion as to state or federal regulatory requirements or restrictions imposed on financial institutions or their affiliates (federally-insured or otherwise).
     (xiv) We express no opinion with respect to the effect of the failure of the Lender to enforce its rights under any of the Loan Documents in good faith and in a commercially reasonable manner.
     (xv) We have not independently examined the physical condition or actual use of the Mortgaged Properties or the Collateral and express no opinion as to whether the Mortgaged Properties or the Collateral are in compliance with any laws and regulations relating to the construction, occupation or use thereof (including, without limitation, zoning laws, subdivision laws, building codes, and environmental laws and regulations).
     (xvi) With respect to the enforceability and perfection of the security interests through the filing of UCC-1 Financing Statements, our opinion is limited to the perfection of a security interest in property of a type where perfection may be had through the filing of a UCC-1 Financing Statement pursuant to Article 9 of the Delaware UCC.
     (xvii) Whenever our opinion herein is indicated to be based upon the “best of our knowledge,” or “to our knowledge” or any similar phrases, such phrase is intended to signify that during the course of our representation of the Borrower, no information has come to the attention of the attorneys in our office who have worked on this transaction or otherwise regularly perform services for the Borrower which would give such attorneys actual knowledge contrary to such statement, provided that no independent investigation was conducted with respect to any such matters except as specifically set forth at the beginning of this letter.
     Our opinions set forth herein are limited to the date set forth above and to the matters expressly set forth in this opinion letter, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is furnished for the benefit of the Lender and any transferee or assignee of the Lender in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents and is not to be relied on, quoted in whole or in part or otherwise referred to or disclosed to any other person or entity or in any other transaction. Other than the Lender and any transferee or assignee, we are not hereby assuming any professional responsibility to any other person.
Very truly yours,
BAKER & HOSTETLER LLP

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EXHIBIT VI
[FORM OF OPINION OF COUNSEL]
[Closing Date]
Texas Capital Bank, N.A.
Attention: Energy Banking
One Riverway, Suite 2450
Houston, Texas 77056
Re:	Credit Agreement dated June ___, 2008, by and between Legacy Energy, Inc., a Delaware corporation, and Texas Capital Bank, N.A., a national banking association (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”)
Ladies and Gentlemen:
     We have acted as Louisiana counsel for Legacy Energy, Inc., a Delaware corporation (d/b/a Legacy Energy, Inc. of Delaware in the State of Louisiana) (the “Borrower”), in connection with the transactions contemplated in the Credit Agreement. This opinion is furnished pursuant to Section 3.1(n) of the Credit Agreement, and the Lender is hereby authorized to rely upon this opinion in connection with the transactions contemplated in the Credit Agreement. For convenience, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary herein.
     In connection with this opinion, we have examined an executed counterpart or a copy of an executed counterpart of each of the following (collectively, the “Loan Documents”), each of which is dated of even date herewith:
(a)	the Credit Agreement;

(b)	the Note; and

(c)	the Act of Mortgage, Pledge, Security Agreement and Assignment of Production from the Borrower in favor of the Lender (the “Act of Mortgage”).
     We have also examined copies of a UCC Financing Statement reflecting the Borrower as the Debtor and the Lender as the Secured Party to be filed in _____________ Parish, Louisiana (the “Louisiana Financing Statement”).
     In making such examinations, we have, with your permission, assumed:

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     (i) the genuineness of all signatures to the Loan Documents other than those of the Borrower;
     (ii) the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies;
     (iii) that the Lender and Borrower are duly organized, legally existing and in good standing under the respective laws of each of their jurisdictions of organization;
     (iv) that the Lender is authorized and has the power to enter into and perform its obligations under the Credit Agreement and the other Loan Documents to which it is a party;
     (v) the due authorization, execution and delivery of all Loan Documents by each party thereto; and
     (vi) that the Borrower has good and marketable title to all Mortgaged Property (as such term is defined in the Act of Mortgage).
     In addition, with your consent, we have (i) relied on a certificate of good standing issued by the State of Louisiana on June 17, 2008, that the Borrower is authorized to do business as a foreign corporation in the State of Louisiana as of such date, (ii) made no additional investigation after that date, (iii) assumed that the Borrower has “rights in the collateral” and that “value has been given” both within the meaning of R.S. 10:9-203, and (iv) relied upon the advise of the Borrower that the Loan Documents have been duly delivered to the Lender.
     Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:
     1. The Borrower is a foreign corporation authorized to do business in the State of Louisiana and in good standing under the laws of the State of Louisiana.
     2. The forms of the Act of Mortgage and the Louisiana Financing Statement and the forms of the descriptions in the Act of Mortgage of the Mortgaged Property satisfy all applicable laws of the State of Louisiana and are legally sufficient under the laws of the State of Louisiana to enable the Lender to realize the practical benefits purported to be afforded by the Act of Mortgage and the Louisiana Financing Statement. The Act of Mortgage is in proper authentic form under Louisiana law, although we express no opinion as whether the Act of Mortgage has been properly executed in authentic form..
     3. The Act of Mortgage creates a perfected mortgage lien in the “Mortgaged Property” (as defined in the Act of Mortgage) to the extent that such Mortgaged Property consists of immovable (real) property, and a valid, binding, enforceable, and perfected security interest in such Mortgaged Property to the extent that such Mortgaged Property constitutes movable (personal) property, fixtures, as-extracted collateral or proceeds thereof with respect to which a

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security interest can be created under the Uniform Commercial Code of Louisiana (the “LAUCC”) and perfected by the filing of a financing statement pursuant to the LAUCC.
     4. The Act of Mortgage and the Louisiana Financing Statement are each in satisfactory form for filing and recording in the offices described in paragraph below.
     5. The filing and/or recording, as the case may be, of a counterpart of the Act of Mortgage in the office of the parish clerk of each parish in the State of Louisiana in which any portion of the Mortgaged Property (as defined therein) is located and the filing of a counterpart of the Louisiana Financing Statement in ____________________________________ Parish, Louisiana are the only recordings or filings in the State of Louisiana necessary to perfect the liens and security interests created by the Act of Mortgage or to permit the Lender to enforce in the State of Louisiana its rights under the Act of Mortgage.
     6. No state or local mortgage registration tax stamp tax or other similar fee, tax or governmental charge (other than statutory filing and recording fees to be paid upon filing) is required to be paid to the State of Louisiana, or any subdivisions thereof, in connection with the execution, delivery, filing or recording of the Act of Mortgage or the Louisiana Financing Statement or the consummation of the transactions contemplated in those documents.
     The opinions expressed herein are subject to the following qualifications and limitations:
     A. We are licensed to practice law only in the State of Louisiana and other jurisdictions the laws of which are not applicable to the opinions expressed herein; accordingly, the foregoing opinions are limited solely to the laws of the State of Louisiana and applicable United States federal law.
     B. The enforceability of the Loan Documents and the availability of certain remedial provisions provided for therein may be limited by (i) the effects of applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain circumstances or give rise to equitable defenses in certain instances. Without further limiting our opinion as to the validity or form of the underlying instruments, we express no opinion as to the availability of executory process, which under Louisiana law depends upon strict technical compliance with all legal requirements for execution of documents in authentic form, as to which execution we have no direct knowledge.
     C. We express no opinion on the validity, binding effect, or enforceability of provisions, if any, in the Act of Mortgage that waive or affect demand or notice; purport to provide remedies inconsistent with applicable law;

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create self-help remedies; establish jurisdiction or venue for disputes and causes of action; waive the right to a jury trial; impose indemnity liability on others for acts or omissions of any party to the Act of Mortgage; waive the requirements of good faith and commercial reasonableness; purport to sever unenforceable provisions to the extent that the enforcement of remaining provisions would frustrate the fundamental intent of parties thereto; and prohibit or make an event of default any transfer of any interest in any property. Nonetheless, the unenforceability of any such provisions will not render any Loan Document invalid as a whole or interfere with the practical realization of the principal legal benefits afforded thereby, except for the economic consequences of procedural or other legal delay.
     This opinion is furnished for the benefit of the Lender and any transferee or assignee of the Lender in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents and is not to be quoted in whole or in part or otherwise referred to or disclosed to any other person or entity or in any other transaction.

Very truly yours, SIMON, PERAGINE, SMITH & REDFEARN, L.L.P.
By:
Robert L. Redfearn

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